EXHIBIT 4.7
-----------



         ============================================================



                             AMENDED AND RESTATED

                               CREDIT AGREEMENT

                                     among

                  URBAN SHOPPING CENTERS, L.P., as Borrower,



                        BANC ONE CAPITAL MARKETS, INC.

                                      and

             DRESDNER BANK AG, New York and Grand Cayman Branches,

                             as Co-Lead Arrangers,



                              THE SEVERAL LENDERS

                       FROM TIME TO TIME PARTIES HERETO

                                      and

                                 BANK ONE, NA

                            as Administrative Agent



             DRESDNER BANK AG, New York and Grand Cayman Branches,

                             as Syndication Agent



                        PNC BANK, NATIONAL ASSOCIATION,

                            as Documentation Agent



                          Dated as of March 15, 2000



         ============================================================

                               TABLE OF CONTENTS


SECTION 1. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

      1.1    Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . 1
      1.2    Other Definitional Provisions.. . . . . . . . . . . . . . . . .23

SECTION 2. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24

      2.1    Commitments.. . . . . . . . . . . . . . . . . . . . . . . . . .24
      2.2    Procedure for Borrowing.. . . . . . . . . . . . . . . . . . . .24
      2.3    Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
      2.4    Termination or Reduction of Commitments.. . . . . . . . . . . .25
      2.5    New Lenders.. . . . . . . . . . . . . . . . . . . . . . . . . .26
      2.6    Late Payment Premium. . . . . . . . . . . . . . . . . . . . . .26
      2.7    Repayment of Loans; Evidence of Debt. . . . . . . . . . . . . .26
      2.8    Optional Prepayments; Mandatory Prepayments.. . . . . . . . . .28
      2.9    Conversion and Continuation Options.. . . . . . . . . . . . . .29
      2.10   Minimum Amounts and Maximum Number of Tranches. . . . . . . . .29
      2.11   Interest Rates and Payment Dates. . . . . . . . . . . . . . . .29
      2.12   Computation of Interest and Fees. . . . . . . . . . . . . . . .30
      2.13   Inability to Determine Interest Rate. . . . . . . . . . . . . .30
      2.14   Pro Rata Treatment and Payments.. . . . . . . . . . . . . . . .30
      2.15   Illegality. . . . . . . . . . . . . . . . . . . . . . . . . . .31
      2.16   Requirements of Law.. . . . . . . . . . . . . . . . . . . . . .31
      2.17   Taxes.. . . . . . . . . . . . . . . . . . . . . . . . . . . . .33
      2.18   Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . .34
      2.19   Replacement of Lender.. . . . . . . . . . . . . . . . . . . . .34
      2.20   Procedures for Addition of Collateral Properties. . . . . . . .35
      2.21   Termination Date. . . . . . . . . . . . . . . . . . . . . . . .36

SECTION 3. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .40

      3.1    Financial Condition.. . . . . . . . . . . . . . . . . . . . . .40
      3.2    No Change.. . . . . . . . . . . . . . . . . . . . . . . . . . .40
      3.3    Corporate Existence; Compliance with Law. . . . . . . . . . . .40
      3.4    Power; Authorization; Enforceable Obligations.. . . . . . . . .41
      3.5    No Legal Bar. . . . . . . . . . . . . . . . . . . . . . . . . .41
      3.6    No Material Litigation. . . . . . . . . . . . . . . . . . . . .41
      3.7    No Default. . . . . . . . . . . . . . . . . . . . . . . . . . .41
      3.8    Ownership of Property; Liens. . . . . . . . . . . . . . . . . .41
      3.9    No Default on Outstanding Judgments or Orders.. . . . . . . . .42
      3.10   No Burdensome Restrictions. . . . . . . . . . . . . . . . . . .42
      3.11   Taxes.. . . . . . . . . . . . . . . . . . . . . . . . . . . . .42
      3.12   Federal Regulations.. . . . . . . . . . . . . . . . . . . . . .42
      3.13   ERISA.. . . . . . . . . . . . . . . . . . . . . . . . . . . . .42
      3.14   Investment Company Act; Other Regulations.. . . . . . . . . . .43
      3.15   Solvency. . . . . . . . . . . . . . . . . . . . . . . . . . . .43
      3.16   Purpose of Loans. . . . . . . . . . . . . . . . . . . . . . . .43
      3.17   Environmental Matters . . . . . . . . . . . . . . . . . . . . .43
      3.18   Regulation H. . . . . . . . . . . . . . . . . . . . . . . . . .44
      3.19   Valid Existence of Affiliates.. . . . . . . . . . . . . . . . .44
      3.20   Insurance.. . . . . . . . . . . . . . . . . . . . . . . . . . .44
      3.21   Accuracy of Information; Full Disclosure. . . . . . . . . . . .44
      3.22   Security Interests. . . . . . . . . . . . . . . . . . . . . . .45
      3.23   Third Party Representations.. . . . . . . . . . . . . . . . . .45

SECTION 4. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .45

      4.1    Conditions to Initial Loans.. . . . . . . . . . . . . . . . . .45
      4.2    Conditions to Each Loan.. . . . . . . . . . . . . . . . . . . .51
      4.3    Deemed Representations. . . . . . . . . . . . . . . . . . . . .51

SECTION 5. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .51

      5.1    Reporting and Miscellaneous Document Requirements . . . . . . .52
      5.2    Payment of Costs. . . . . . . . . . . . . . . . . . . . . . . .53
      5.3    Payment of Obligations. . . . . . . . . . . . . . . . . . . . .54
      5.4    Conduct of Business; Maintenance Of Existence,
             Compliance with Requirements of
             Law; Payment of Taxes . . . . . . . . . . . . . . . . . . . . .54
      5.5    Maintenance of Property; Insurance. . . . . . . . . . . . . . .54
      5.6    Inspection of Property; Books and Records; Discussions. . . . .54
      5.7    Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . .54
      5.8    Environmental Laws. . . . . . . . . . . . . . . . . . . . . . .55
      5.9    Year 2000 Problem.. . . . . . . . . . . . . . . . . . . . . . .56

SECTION 6. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .56

      6.1    Limitation on Fundamental Changes.. . . . . . . . . . . . . . .56
      6.2    Limitation on Sale of Assets. . . . . . . . . . . . . . . . . .56
      6.3    Limitation on Investments, Loans and Advances.. . . . . . . . .56
      6.4    Interest Rate Hedging . . . . . . . . . . . . . . . . . . . . .57
      6.5    Partnership Documents.. . . . . . . . . . . . . . . . . . . . .57
      6.6    Limitation on Transactions with Consolidated Businesses.. . . .57
      6.7    Limitation on Changes in Fiscal Year. . . . . . . . . . . . . .57

SECTION 7. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .57

      7.1    Net Worth.. . . . . . . . . . . . . . . . . . . . . . . . . . .57
      7.2    Ratio of Total Outstanding Indebtedness to
             Gross Asset Value.. . . . . . . . . . . . . . . . . . . . . . .57
      7.3    Ratio of Collateral Properties EBITDA to Interest
             on the Loans. . . . . . . . . . . . . . . . . . . . . . . . . .57
      7.4    Ratio of Combined EBITDA to Interest Expense. . . . . . . . . .57
      7.5    Dividend Payout to Diluted Funds Available for
             Distribution. . . . . . . . . . . . . . . . . . . . . . . . . .57
      7.6    Collateral Properties Debt Yield. . . . . . . . . . . . . . . .58

SECTION 8. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .58

      8.1    Events of Default . . . . . . . . . . . . . . . . . . . . . . .58
      8.2    Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . . .61

SECTION 9. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .62

      9.1    Appointment.. . . . . . . . . . . . . . . . . . . . . . . . . .62
      9.2    Delegation of Duties. . . . . . . . . . . . . . . . . . . . . .62
      9.3    Exculpatory Provisions. . . . . . . . . . . . . . . . . . . . .62
      9.4    Reliance by Administrative Agent. . . . . . . . . . . . . . . .62
      9.5    Notice of Default.. . . . . . . . . . . . . . . . . . . . . . .63
      9.6    Non-Reliance on Administrative Agent and other Lenders. . . . .63
      9.7    Indemnification.. . . . . . . . . . . . . . . . . . . . . . . .64
      9.8    Administrative Agent in Its Individual Capacity.. . . . . . . .64
      9.9    Successor Administrative Agent. . . . . . . . . . . . . . . . .64
      9.10   Transfer of Agency Function.. . . . . . . . . . . . . . . . . .64
      9.11   Authority of Administrative Agent.. . . . . . . . . . . . . . .64
      9.12   Other Agents. . . . . . . . . . . . . . . . . . . . . . . . . .65
      9.13   Enforcement Procedures. . . . . . . . . . . . . . . . . . . . .65

SECTION 10 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .67

      10.1   Amendments and Waivers. . . . . . . . . . . . . . . . . . . . .67
      10.2   Notices.. . . . . . . . . . . . . . . . . . . . . . . . . . . .67
      10.3   No Waiver; Cumulative Remedies. . . . . . . . . . . . . . . . .68
      10.4   Survival of Representations and Warranties. . . . . . . . . . .68
      10.5   Payment of Expenses and Taxes . . . . . . . . . . . . . . . . .68
      10.6   Successors and Assigns; Participations
             and Assignments.. . . . . . . . . . . . . . . . . . . . . . . .69

      10.7   Waiver of Set-Off.. . . . . . . . . . . . . . . . . . . . . . .71
      10.8   Adjustments.. . . . . . . . . . . . . . . . . . . . . . . . . .71
      10.9   Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . .71
      10.10  Severability. . . . . . . . . . . . . . . . . . . . . . . . . .72
      10.11  Integration.. . . . . . . . . . . . . . . . . . . . . . . . . .72
      10.12  Governing Law.. . . . . . . . . . . . . . . . . . . . . . . . .72
      10.13  Submission To Jurisdiction; Waivers.. . . . . . . . . . . . . .72
      10.14  Acknowledgements. . . . . . . . . . . . . . . . . . . . . . . .72
      10.15  Waivers of Jury Trial . . . . . . . . . . . . . . . . . . . . .73
      10.16  Documentation Satisfactory. . . . . . . . . . . . . . . . . . .73
      10.17  Possession of Documents.. . . . . . . . . . . . . . . . . . . .73
      10.18  Usury.. . . . . . . . . . . . . . . . . . . . . . . . . . . . .73
      10.19  Table of Contents; Headings.. . . . . . . . . . . . . . . . . .73
      10.20  Confidentiality.. . . . . . . . . . . . . . . . . . . . . . . .73
      10.21  Absolute and Unconditional Obligations. . . . . . . . . . . . .74
      10.22  Non-Recourse to Urban Limited Partners. . . . . . . . . . . . .74
      10.23  Resignation of UBS. . . . . . . . . . . . . . . . . . . . . . .76
      10.24  Binding Effect of Request for Advance.. . . . . . . . . . . . .76

                     AMENDED AND RESTATED CREDIT AGREEMENT
                     -------------------------------------

      AMENDED AND RESTATED CREDIT AGREEMENT, dated as of March 15, 2000, among (i) URBAN SHOPPING CENTERS, L.P., an Illinois limited partnership (the "Borrower"), (ii) BANC ONE, CAPITAL MARKETS, INC., a national banking association and DRESDNER BANK AG, NEW YORK and GRAND CAYMAN BRANCHES, as co-lead arrangers (in such capacity, the "Co-Lead Arrangers"), (iii) the other banks and financial institutions from time to time parties to this Agreement (such other banks and financial institutions together with Bank One and Dresdner, the "Lenders"), (iv) BANK ONE, NA, together with its affiliates as the administrative agent for the Lenders hereunder (in such capacity, the "Administrative Agent"), (v) DRESDNER BANK AG, NEW YORK and GRAND CAYMAN BRANCHES, as Syndication Agent, and (vi) PNC BANK, NATIONAL ASSOCIATION, as Documentation Agent.

      The Borrower has previously entered into a Credit Agreement dated as of April 30, 1997, as amended from time to time, with certain of the Lenders, certain other lenders and UBS, AG Stamford Branch ("UBS"), as administrative agent, for the provision of a secured revolving credit facility to the Borrower.

      The Borrower wishes to extend the term of such facility, increase the maximum amount thereof and make certain other modifications thereto.
The parties hereto hereby agree as follows:


                                   SECTION 1

                                  DEFINITIONS
                                  -----------

      1.1 DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

      "Acceptance Letter":  as defined in Section 2.5(a).

      "Accountants": KPMG Peat Marwick, or such other accounting firm(s) selected by the Borrower and reasonably acceptable to the Required Lenders.

      "Acquisition": a purchase (whether by assignment, transfer or Financing Lease) of an asset.

      "Administrative Agent": as defined in the preamble to this Agreement.

      "Affiliate": means, with respect to any Person (the "first Person"), any other Person (i) which directly or indirectly controls, is controlled by or in under common control with the first Person or (ii) ten percent (10%) or more of the beneficial interest in which is directly or indirectly owned or held by the first Person. The term "control" means the possession, directly or indirectly, of the power, alone, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Notwith-standing anything to the contrary contained herein, for purposes of this definition and this Agreement, JMB Partners shall not be considered an Affiliate of the Borrower or URB.

      "Agent Approval Property": a Property proposed by the Borrower for inclusion as a Collateral Property which is an Eligible Property and which meets the following criteria:

             (i) the Net Operating Income of such Property shall constitute less than 5% of the then-current Collateral Properties NOI after giving effect to the addition of such Property,

             (ii) the aggregate of such Property's Net Operating Income, together with the Net Operating Income of all other Collateral Properties previously added as Agent Approval Properties shall constitute less than 25% of the then-current Collateral Properties NOI after giving effect to the addition of such Property, and

             (iii) at least 70% of the gross leasable area of such Property is occupied by tenants not affiliated with the Borrower which are then paying rent under their leases.

and so qualifies for admission as a Collateral Property with the approval of the Administrative Agent alone. The Citrus Park Plaza Property shall not be deemed to be an Agent Approval Property.

      "Aggregate Outstanding Extensions of Credit": as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Loans made by such Lender then outstanding and (b) such Lender's Commitment Percentage of the L/C Obligations then outstanding.

      "Agreement": this Amended and Restated Credit Agreement, as the same may be further amended, supplemented or otherwise modified from time to time.

      "Applicable Commitment Fee Rate": the rate per annum determined, at any time, of (x) 0.25% if Utilization is less than 33.3% or (y) 0.20% if Utilization is equal to or greater than 33.3% but less than 66.7% or
(z) 0.15% if Utilization is equal to or greater than 66.7%. Any change in Utilization from one such category to another shall effect an immediate change in the Applicable Commitment Fee Rate.

      "Applicable Lending Office": for each Lender and for its Eurodollar Loan or Base Rate Loan, as applicable, the lending office of such Lender (or of an Affiliate of such Lender) designated as such on Schedule 10 hereto or in the applicable Acceptance Letter or Assignment and Acceptance, or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Eurodollar Loan or Base Rate Loan, as applicable, is to be made and maintained.

      "Applicable Margin": for each Type of Loan, if the Collateral Properties Debt Yield at any time of determination:

             (i) is greater than 15%, the rate per annum set forth under the relevant column heading below:

                         BASE RATE LOANS          EURODOLLAR LOANS
                         ---------------          ----------------

                         0.00% per annum          1.05% per annum

             (ii) is equal to or less than 15% but greater than or equal to 13.5%, the rate per annum set forth under the relevant column heading below:

                         BASE RATE LOANS          EURODOLLAR LOANS
                         ---------------          ----------------

                         0.00% per annum          1.20% per annum

             (iii) is less than 13.5%, the rate per annum set forth under the relevant column heading below:

                         BASE RATE LOANS          EURODOLLAR LOANS
                         ---------------          ----------------
                         0.00% per annum          1.30% per annum

Any change in the Applicable Margin required hereunder shall be deemed to occur (a) on the date which is three (3) Banking Days after each date the Borrower delivers the Compliance Certificate required by Section 5.1(d) substantially in the form of Exhibit B-1; provided that if the Borrower fails to deliver such Certificate on or before the date such Certificate is required to be delivered pursuant to Section 5.1(d), the Collateral Properties Debt Yield, until the date which is three (3) Banking Days after such Certificate is so delivered, shall, for purposes of determining the Applicable Margin, be deemed to be less than 13.5% and, thereafter, shall be the Collateral Properties Debt Yield actually set forth on such Certificate or (b) on any Borrowing Date on which the Lenders make Loans to the Borrower hereunder or any date on which any Letter of Credit is issued hereunder at which time the Collateral Properties Debt Yield shall be recalculated using Collateral Properties NOI as set forth in the most recent Certificate delivered pursuant to Section 5.1(d) and the aggregate principal amount of the Loans plus the L/C Obligations after giving effect to the principal amount of the Loans made on such Borrowing Date or the face amount of Letters of Credit issued on such date or (c) on any date on which the Lenders receive a prepayment of the Loans hereunder or the return or expiration of any Letter of Credit, undrawn or cancelled, at which time the Collateral Properties Debt Yield shall be recalculated using Collateral Properties NOI as set forth in the most recent Certificate delivered pursuant to Section 5.1(d) and the aggregate principal amount of the Loans plus the L/C Obligations after giving effect to the principal amount of the Loans prepaid on such prepayment date or the face amount of Letters of Credit so returned or expired. The Borrower shall set forth the recalculation of Collateral Properties Debt Yield in its notice of borrowing, notice of prepayment or request for issuance of a Letter of Credit, as applicable.

      "Application": an application in such form as the Issuing Bank may specify from time to time, requesting the Issuing Bank to issue a Letter of Credit.

      "Appraisal": shall mean an appraisal commissioned by the Administrative Agent, and acceptable to the Administrative Agent, in compliance with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended and the regulations promulgated thereunder and with the Uniform Standards of Professional Appraisal Practice.

      "Assignee":  as defined in Section 10.6(c).

      "Assignment and Acceptance":  as defined in Section 10.6.

      "Assignment of Leases": the collective reference to the existing assignments of leases described on Schedule 7, as each is being amended by the applicable Mortgage and Assignment Amendments, together with any assignments of leases on properties added to Collateral hereafter pursuant to Section 2.20 hereof.

      "Authorization Letter": a letter agreement executed by the Borrower in the form of Exhibit A hereto.

      "Available Commitment": as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender's Commitment over (b) such Lender's Aggregate Outstanding Extensions of Credit.

      "Bank One":  as defined in the preamble to this Agreement.

      "Banking Day": (i) any day on which commercial banks are not authorized or required to close in Chicago and (ii) whenever such day relates to a Eurodollar Loan, an Interest Period with respect to any Eurodollar Loan, or notice with respect to a Eurodollar Loan, a day on which dealings in Dollar deposits are also carried out in the London interbank market and the banks are open for business in London.

      "Base Rate": for any day, the higher of (i) the Federal Funds Rate for such day plus one-half percent (.50%) or (ii) the Prime Rate for such day.

      "Base Rate Loan": Loans the rate of interest applicable to which is based upon the Base Rate.

      "BB&B":  Bed Bath & Beyond Inc., a New York corporation.

      "BB&B Lease": the Lease Agreement dated March 31, 1996 between Wolfchase and BB&B, as the same may be amended, supplemented or otherwise modified from time to time.

      "BCCP": Brandon Convenience Center Partners, Ltd., a Florida limited partnership.

      "BCCP Guarantee": the amended and restated Limited Recourse Guarantee of even date herewith executed and delivered by BCCP to the Administrative Agent, as the same may be amended, supplemented, extended, restated, replaced or otherwise modified from time to time.

      "Benefitted Lender":  as defined in Section 10.7.

      "BLP":  Brandon Land Partners, Ltd., a Florida limited partnership.

      "BLP Guarantee": the amended and restated Limited Recourse Guarantee of even date herewith executed and delivered by BLP to the Administrative Agent, as the same may be amended, supplemented, extended, restated, replaced or otherwise modified from time to time.

      "Borrower":  as defined in the preamble to this Agreement.

      "Borrower Consolidated Financial Statements": the consolidated balance sheet and related consolidated statement of operations and cash flows, and footnotes thereto of URB, prepared in reasonable detail and in accordance with GAAP. For purposes of calculating financial covenants contained herein, such financial statements shall be adjusted to the extent required to take into account the effect of the minority interests on the financial information contained in such statements.

      "Borrower's Share of UJV Combined Outstanding Indebtedness": the sum of Indebtedness (other than Indebtedness or guarantees thereof described in clauses (b), (g) and (I) of the definition of "Indebtedness") of each of the UJVs contributing to UJV Combined Outstanding Indebtedness multiplied by the Borrower's respective beneficial interests in each such UJV.

      "Borrower's Share of Management Company Outstanding Indebtedness": the Management Company Outstanding Indebtedness multiplied by the Borrower's beneficial interest in the Management Company. As of the date of this Agreement, the Borrower's beneficial interest in the Management Company is 95%.

      "Borrowing Base": on any date of determination, an amount equal to Collateral Properties NOI on such date divided by .13.

      "Borrowing Base Certificate": a certificate of the Borrower, substantially in the form of Exhibit D, required to be delivered pursuant to Section 5.1(1).

      "Borrowing Date":  any Banking Day specified in a notice pursuant to
Section 2.2 as a date on which the Borrower requests the Lenders to make Loans hereunder.

      "Brandon BB&B Mortgage": the Mortgage described on Schedule 7 by BLP to the Prior Administrative Agent encumbering the Brandon BB&B Outparcel, as the same may be amended, supplemented, extended, restated, replaced or otherwise modified from time to time.

      "Brandon BB&B Outparcel": those certain premises located in Hillsborough County, Florida, more particularly described on Schedule 1 hereto and all buildings, fixtures and other improvements from time to time located thereon or affixed thereto.

      "Brandon Collateral Properties": the collective reference to the Brandon BB&B Outparcel, the Brandon Town Center Property, the Brandon Plaza Property and the Brandon Thomasville Property.

      "Brandon Guarantees":  the collective reference to the BCCP
Guarantee, the BLP Guarantee and the BSCP Guarantee.

      "Brandon Mortgages": the collective reference to the Brandon BB&B Mortgage, the Brandon Town Center Mortgage and the Brandon Plaza Mortgage, as amended by the applicable Mortgage and Assignment Amendments.

      "Brandon Plaza Mortgage": the Mortgage described on Schedule 7 executed and delivered by BCCP to the Prior Administrative Agent encumbering the Brandon Plaza Property, as the same may be amended, supplemented, extended, restated, replaced or otherwise modified from time to time.

      "Brandon Plaza Property": those certain premises located in Hillsborough County, Florida, more particularly described on Schedule 1 hereto and all buildings, fixtures and other improvements from time to time located thereon or affixed thereto.

      "Brandon Thomasville Property": those certain premises located in Hillsborough County, Florida more particularly described on Schedule 1 hereto and all buildings, fixtures and other improvements from time to time located thereon or affixed thereto, which is owned by BLP and is to be encumbered by the Brandon BB&B Mortgage through the applicable Mortgage and Assignment Amendment.

      "Brandon Town Center Anchors":  Dillard's, Burdines, JC Penney and
Sears.

      "Brandon Town Center Mortgage": the Mortgage described on Schedule 7 executed and delivered by BSCP to the Prior Administrative Agent encumbering the Brandon Town Center Property, as the same may be amended, supplemented, extended, restated, replaced or otherwise modified from time to time.

      "Brandon Town Center Property": those certain premises located in Hillsborough County, Florida, more particularly described on Schedule 1 hereto and all buildings, fixtures and other improvements from time to time located thereon or affixed thereto.

      "BSCP": Brandon Shopping Center Partners, Ltd., a Florida limited partnership.

      "BSCP Guarantee": the amended and restated Limited Recourse Guarantee of even date herewith executed and delivered by BSCP to the Administrative Agent, as the same may be amended, supplemented, extended, restated, replaced or otherwise modified from time to time.

      "Burdines":  Burdines, Inc.

      "Capital Expenditures": means, for any period, the aggregate of all expenditures (whether payable in cash or other property or accrued as a liability (but without duplication)) during such period that, in conformity with GAAP, are required to be included in or reflected by the Borrower's or any of the Consolidated Businesses' fixed asset accounts as reflects in any of their respective balance sheets; provided, however, (i) Capital Expenditures shall include, whether or not such a designation would be in conformity with GAAP, (a) that portion of Financing Leases which is capitalized on the Borrower Consolidated Financial Statements and
(b) expenditures for Equipment which is purchased simultaneously with the trade-in of existing Equipment owned by the Borrower or any of the Consolidated Businesses, to the extent the gross purchase price of the purchased Equipment exceeds the book value of the Equipment being traded in at such time; and (ii) Capital Expenditures shall exclude, whether or not such a designation would be in conformity with GAAP, expenditures made in connection with the restoration of property, to the extent reimbursed or financed from insurance or condemnation proceeds.

      "Cash Equivalents": (i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (ii) time deposits and certificates of deposit having maturities of not more than one year from the date of acquisition of any Lender or of any domestic commercial bank the senior long-term unsecured debt of which is rated at least A or the equivalent thereof by S&P or A2 or the equivalent thereof by Moody's and having capital and surplus in excess of $500,000,000, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (ii) entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody's and in either case maturing within 90 days after the date of acquisition and (v) investments in money market funds that have assets in excess of $2,000,000,000, are managed by recognized and responsible institutions and invest all of their assets in (x) obligations of the types referred to in clauses (i), (ii), (iii) and (iv) above and
(y) commercial paper having at least the rating described in clause (iv) above and maturing within 270 days after the date of acquisition.

      "Citrus Park Plaza Property": those certain premises located in Hillsborough County, Florida, more particularly described on Schedule 1 hereto and all buildings, fixtures and other improvements from time to time located thereon or affixed thereto.

      "Code": the Internal Revenue Code of 1986, as amended from time to time.

      "Collateral": all assets of the Loan Parties, now owned or hereinafter acquired, upon which a Lien is purported to be created by any Security Document including, without limitation, the Collateral Properties.

      "Collateral Properties": the collective reference to the Initial Collateral Properties and any other Properties added as "Collateral Properties" from time to time under Section 2.20 hereof, provided that the term "Collateral Properties" as of any date shall not include any Collateral Property which has been previously released from the applicable Mortgage and Assignment of Leases under the procedure set forth in
Section 2.8 hereof.

      "Collateral Properties Debt Yield": on any date of determination, the ratio, expressed as a percentage, of (i) Collateral Properties NOI on such date to (ii) the sum of (A) the aggregate principal amount of the Loans outstanding on such date and (B) the L/C Obligations outstanding on such date (after giving effect to the principal amount of any Loans being made by the Lenders to the Borrower or prepaid by the Borrower to the Lenders and/or the face amount of any Letter of Credit being issued for the account of the Borrower or returned or expired undrawn on such date).

      "Collateral Properties EBITDA": for any period of time, (i) earnings before interest, income taxes, depreciation and amortization and unusual items, in respect of the Collateral Properties, as reflected in the financial statements for the relevant Collateral Property prepared in a manner consistent with the preparation of the Borrower Consolidated Financial Statements, less (ii) in the event no management fee is charged to any Collateral Property, a management fee expense allowance in the amount of two percent (2%) of the aggregate rents (minimum and percentage) derived from all space and ground tenants in respect of each such Collateral Property.

      "Collateral Properties NOI": on any date, the aggregate Net Operating Income for all then-current Collateral Properties for each of the four consecutive calendar quarters for which such Net Operating Income has been reported to the Administrative Agent immediately preceding the calendar quarter in which such date occurs, provided that the Net Operating Income for such four calendar quarter period on account of any Collateral Property which was completed and first placed in service during such period shall be deemed to be the actual Net Operating Income of such Collateral Property from the date it was first placed in service through the end of such four calendar quarter period annualized to approximate the amount of Net Operating Income that would have been generated if such Collateral Property had been completed and placed in service for the full four calendar quarter period.

      "Combined EBITDA": for any period of time, (i) revenues less operating costs before interest, income taxes, depreciation and amortization and unusual items for the Borrower and its Consolidated Businesses other than the UJVs and the Management Company (based on the accounting principles reflected in the Borrower Consolidated Financial Statements as of and for the year ended December 31, 1998 contained in the Form 10-K for such period of URB, and assuming that any dividends paid on any equity security shall not be deducted in calculating Combined EBITDA unless such equity security may be converted into a debt security at any time or is mandatorily redeemable for cash within twenty (20) years from its initial issuance) plus (ii) the Borrower's beneficial interest in revenues less operating costs before interest, income taxes, depreciation and amortization and unusual items (after eliminating appropriate intercompany amounts) applicable to each of the UJVs (other than the UJV which owns the Valencia Property) plus (iii) the Borrower's beneficial interest in the Management Company EBITDA plus (iv) Interest Income; provided that there shall be excluded (a) in the event no management fee is charged with respect to any Properties contributing to the revenues described in clause (i) above, a management fee expense allowance in the amount of two percent (2%) of the aggregate rents (minimum and percentage) derived from all space and ground tenants in respect of such Properties,
(b) the revenues of any other Person accrued prior to the date it becomes an Affiliate of the Borrower or a UJV or is merged into or consolidated with the Borrower or any of its Consolidated Businesses and (c) the undistributed earnings of any Consolidated Business or UJV to the extent that the declaration or payment of dividends or similar distributions by such Consolidated Business or UJV, as the case may be, is at the time prohibited by the terms of any Contractual Obligation or Requirement or Law applicable to such Consolidated Business or UJV, as the case may be.

      "Commitment": as to any Lender, the obligation of such Lender to make Loans to and/or issue or participate in Letters of Credit issued on behalf of the Borrower hereunder in an aggregate principal and/or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 2, as such amount may be reduced from time to time in accordance with the provisions of this Agreement, provided that no Lender other than an Issuing Bank shall have any obligation to issue Letters of Credit.

      "Commitment Percentage": as to any Lender at any time, the percentage which such Lender's Commitment then constitutes of the aggregate Commitments or, at any time after the Commitments shall have expired or terminated, that percentage obtained by dividing (A) the sum of (i) the aggregate principal amount of such Lender's Loans then outstanding and
(ii) such Lender's Commitment Percentage (immediately prior to such expiration or termination of the Commitments) of the L/C Obligations then outstanding by (B) the sum of (x) the aggregate principal amount of all Loans then outstanding and (y) the aggregate amount of all L/C Obligations then outstanding.

      "Commitment Period": the period from and including the date hereof to but not including the Termination Date or such earlier date on which the Commitments shall terminate as provided herein.

      "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

      "Consolidated Businesses": collectively (i) each Affiliate of the Borrower, all of the equity interests of which are, or, under GAAP, are deemed to be, owned by the Borrower, (ii) the Management Company (although not consolidated for accounting purposes) and its Affiliates and (iii) URB and its Affiliates.

      "Consolidated Outstanding Indebtedness": as of any time, Indebtedness (other than Indebtedness or guarantees thereof described in clauses (b), (g) and (i) of the definition of "Indebtedness") of the Borrower and its Consolidated Businesses other than the UJVs and the Management Company, as reflected in the Borrower Consolidated Financial Statements.

      "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

      "Default": any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

      "Default Rate": a rate per annum equal to: (i) in the case of overdue principal (a) with respect to Base Rate Loans, a variable rate three percent (3%) above the rate of interest then in effect thereon (including the Applicable Margin) and (b) with respect to Eurodollar Loans, a fixed rate three percent (3%) above the rate(s) of interest in effect thereon (including the Applicable Margin) at the time of Default until the end of the then current Interest Period therefor and, thereafter, a variable rate three percent (3%) above the rate of interest for a Base Rate Loan (including the Applicable Margin) or (ii) in the case of overdue interest, fees or other amounts, a variable rate three percent (3%) above the rate of interest for a Base Rate Loan (including the Applicable Margin).

      "Derived Ground Lease Debt": an amount equal to (x) Total Ground Lease Liabilities divided by (y) .10.

      "Dillard's":  Dillard's Department Stores, Inc.

      "Disposition": a conveyance or sale (whether by assignment, transfer or Financing Lease or otherwise) of an asset.

      "Dividend Payout":  as to any fiscal quarter, the aggregate amount of
(i) dividends paid by URB to its shareholders plus (ii) distributions paid by the Borrower to its partners (other than URB) on account of such quarter, whether paid in cash or in kind, excluding distributions paid in accordance with the requirements of the Borrower's existing or future "perpetual preferred" classes of limited partnership units.

      "Dollars" and "$": dollars in lawful currency of the United States of America.

      "Effective Date": the date on which the conditions precedent set forth in Section 4.1 shall be satisfied.

      "Eligible Property": shall mean any Property for which each of the following requirements listed in clauses (i) through (iv) below is met with respect to such Property. The Borrower shall establish that each of these requirements has been met when the Borrower seeks to have such Property included as a Collateral Property pursuant to Section 2.20.

             (i) a certificate of occupancy or similar evidence of governmental approval, if available, has been issued with respect to all occupied portions of such Property,

             (ii) there exist no material title flaws affecting the marketability of the Property and no material structural flaws with respect to such Property as determined by a structural inspection by an architect or engineer engaged by (or acceptable to) the Administrative Agent on behalf of the Lenders, provided that any such inspection shall either be addressed to and for the benefit of the Administrative Agent and the Lenders or provide that the Administrative Agent and the Lenders may rely on such inspection,

             (iii) such Property is free of any material Contamination or other material violation of Environmental Laws as determined by a phase I environmental report conforming to ASTM Practice E 1527-97 and acceptable to the Administrative Agent, and

             (iv) such Property is, or will upon becoming a Collateral Property be, directly or indirectly, wholly owned and controlled by the Borrower.

      "Environmental Indemnity Agreement": the amended and restated Indemnity Agreement of even date herewith executed and delivered by the Borrower and URB to the Administrative Agent, as the same may be amended, supplemented, extended, restated, replaced or otherwise modified from time to time.

      "Environmental Laws": any and all Federal, State, local or municipal laws, rules, order, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, human health as it relates to environmental matters and/or Materials of Environmental Concern, as now or may at any time hereafter be in effect.

      "Environmental Notice": any written complaint, order, citation, letter, inquiry, notice or other written communication from any Person
(i) affecting or relating to the compliance by the Borrower or any of the Consolidated Businesses with any Environmental Law in connection with any activity or operations at any time conducted by the Borrower or such Consolidated Business, as the case may be, (ii) relating to the occurrence or presence of or exposure to or possible or threatened or alleged occurrence or presence of or exposure to Materials of Environmental Concern at any of the locations or facilities of the Borrower or any of the Consolidated Businesses, including, without limitation: (a) the existence of any contamination or possible or threatened contamination at any such location or facility; and (b) remediation of any Materials of Environmental

Concern at any such location or facility or any part hereof; and
(iii) relating to any violation or alleged violation of any relevant Environmental Law.

      "Environmental Reports": the collective reference to the environmental reports listed on Schedule 3 attached hereto.

      "Equipment": equipment used in connection with the maintenance of any property owned or leased, directly or indirectly, by the Borrower or any of its Consolidated Businesses.

      "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

      "Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

      "Eurodollar Rate":  means, with respect to a Eurodollar Advance:
(a) for any one, two, three or six month Interest Period, the applicable offered rate for deposits in U.S. dollars appearing on Telerate Page 3750 as of 11:00 a.m. (London time) two Banking Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, (i) if Telerate Page 3750 is not available to the Administrative Agent for any reason, the applicable Eurodollar Rate for the relevant Interest Period shall instead be the applicable British Bankers' Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Banking Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, and
(ii) if no such British Bankers' Association Interest Settlement Rate is available to the Administrative Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which Bank One or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Banking Days prior to the first day of such Interest Period, in the approximate amount of Bank One's relevant Eurodollar Loan and having a maturity equal to such Interest Period or (b) for any Interest Period which is less than one month, the greater of (i) the rate for one month Interest Period determined under clause (a) of this definition or (ii) the rate determined by the Administrative Agent to be the rate at which Bank One or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market two Banking Days prior to the first day of such Interest Period, for delivery on the first day of such Interest Period in the approximate amount of Bank One's relevant Eurodollar Loan and having a maturity of seven (7) days.

      "Event of Default": any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

      "Existing Lenders":  as defined in Section 2.5(a).

      "Extended Termination Date": March 14, 2004, if so elected by the Borrower in accordance with the provisions of Section 2.21.

      "Extension Fee": the fee to be paid by the Borrower to the Administrative Agent for the account of each Lender upon the extension of the termination of the Commitment Period pursuant to Section 2.21 in an amount equal to the product of (x) the aggregate of the Lenders'
Commitments multiplied by (y) 0.15%.

      "Federal Funds Rate": means, for any day, the rate per annum (expressed on a 360-day basis of calculation) equal to the weighted average of the rates on overnight federal funds transactions as published by the Federal Reserve Bank of New York for such day provided that (i) if such day is not a Banking Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Banking Day as so published on the next succeeding Banking Day, and (ii) if no such rate is so published on the next succeeding Banking Day, the Federal Funds Rate for such day shall be the average of the rates quoted by three Federal Funds broker to the Administrative Agent on such day on such transactions.

      "Financing Lease": any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

      "Fiscal Year":  each period from January 1 to December 31.

      "GAAP": generally accepted accounting principles in the United States of America in effect from time to time.

      "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

      "Gross Asset Value":  means, as of any applicable time, the sum of:

             (i) the amount, determined annually as of January 1st of each year and effective for the twelve (12) month period beginning on such date (such amount as of January 1, 1999 being $2,374,247,048), equal to the aggregate of the then-current values, on a free and clear basis, of those operating assets (excluding the Valencia Property) which are owned or leased, directly or indirectly, in whole or in part, by the Borrower and which assets are included in the then-current Borrower Consolidated Financial Statements (without regard to the book value of such assets), multiplied by the Borrower's respective beneficial interests in such assets; as adjusted (a) for any Dispositions subsequent to the most recent annual determination of Gross Asset Value by deducting the value attributed by the Lenders' Valuation Consultant to the asset disposed of in such annual determination multiplied by the Borrower's respective beneficial interest in such asset and (b) in the case of Acquisitions subsequent to the most recent annual determination of Gross Asset Value by adding the Purchase Price for the acquired asset; provided, however, in the case of any operating assets which are to be included in the calculation of Gross Asset Value pursuant to this definition but which have not been completed and are still in the construction and development stages, the amount to be included in calculation of Gross Asset Value with reference to such asset shall be equal to the sum of all costs associated with the development of such asset as set forth on the budget for such development, to the extent such costs have been incurred and paid, multiplied by the Borrower's respective beneficial interest in such asset;

             (ii)  Unrestricted Cash and Cash Equivalents at such time;

             (iii) the Borrower's beneficial interest in the Management Company multiplied by the product of (x) five (5) times (y) the Management Company EBITDA for the twelve (12) month period preceding such date.

      The component of Gross Asset Value described in clause (i) of this definition for any year shall equal the value established by the Borrower in its statement delivered pursuant to Section 5.1(c) unless the statement for such year prepared by Lenders' Valuation Consultant pursuant to
Section 5.1(c) establishes a Gross Asset Value less than 90% of the value established by the Borrower, in which event Gross Asset Value for such year shall be conclusively deemed to be equal to the value established by the Lenders' Valuation Consultant. A preliminary version of such statement prepared by Lenders' Valuation Consultant shall be issued to the Borrower and the Administrative Agent for their review and they shall be permitted to comment thereon during a period of fifteen (15) Banking Days after receipt thereof. The Lenders' Valuation Consultant shall consider any such comments (but shall not be obligated to make any changes in response thereto) and shall issue its final statement promptly after the end of such comment period.

      "Ground Lease Liabilities": with reference to any Person, the sum of all annual rental payment obligations of such Person under leases pursuant to which such Person holds a leasehold interest in real property.

      "Group Approval Property": a Property proposed by the Borrower for inclusion as a Collateral Property in the Borrowing Base which is an Eligible Property and requires the approval of the Required Lenders under
Section 2.20(c) for admission as a Collateral Property.

      "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any obligations which represent the "Other Party's Share" of "Duplicated Obligations" (as such quoted terms are hereinafter defined). "Duplicated Obligations" means, collectively, all those payment guarantees in respect of Indebtedness of UJVs for which the Borrower and another party are jointly and severally liable, where the other party is, in the reasonable judgment of the Administrative Agent, capable of satisfying the Other Party's Share of such obligation. "Other Party's Share" means such other party's fractional beneficial interest in the UJV in question. The amount of any Guarantee obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

      "Guarantees": the collective reference to URB Guarantee and the Limited Recourse Guarantees.

      "Guarantors": the collective reference to URB and the Limited Recourse Guarantors.

      "Indebtedness": of any Person at any date, means, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including trade obligations), (b) all obligations of such Person as the lessee under Financing Leases, (c) current liabilities in respect of unfunded vested benefits under any Plan, (d) obligations under letters of credit issued for the account of such Person, (e) obligations under bankers' or trade acceptance facilities, (f) all guarantees of such Person of any Indebtedness or other obligation of any other Person, (g) all endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase any of the items included in this definition, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss, (h) all obligations secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (i) all obligations under any agreement providing for contingent participation or other hedging mechanisms with respect to interest on any other indebtedness of such Person payable on any of the items described above in this definition and (j) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument.

      "Initial Collateral Properties": the collective reference to the Brandon Collateral Properties, the New York Square Property, the Service Merchandise Plaza Property and the Wolfchase BB&B Property, all of which shall be included as Collateral Properties on the Effective Date.

      "Initial Loans":  the Loans made on the Effective Date.

      "Initial Termination Date":  March 14, 2003.

      "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

      "Insolvent":  pertaining to a condition of Insolvency.

      "Interest Expense": for any period of time, the consolidated interest expense (without deduction of consolidated interest income) of the Borrower and its Consolidated Businesses (based on the accounting principles reflected in the Borrower Consolidated Financial Statements as of and for the year ended December 31, 1998 contained in the Form 10-K for such period of URB), including, without limitation or duplication (or, to the extent not so included, with the addition of), (i) any dividends attributable to any equity security which may be converted into a debt security of the Borrower or any of its Consolidated Businesses at any time or is mandatorily redeemable for cash within twenty (20) years from its initial issuance; (ii) interest expense for such period on Borrower's Share of Management Company Outstanding Indebtedness during such period, and
(iii) the interest expense and items listed in clause (i) above applicable to each of the UJVs multiplied by the Borrower's respective beneficial interests in the UJVs and excluding all interest accruing on deferred payments under any Financing Lease including, without limitation, the lease with reference to the Oakbrook Property.

      "Interest Income": for any period of time, the amount of "Interest Income" as set forth on the Statement of Operations contained in the Borrower Consolidated Financial Statements with reference to such period.

      "Interest Payment Date": (a) as to any Base Rate Loan, the last day of each calendar month in which such Loan is outstanding, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

      "Interest Period":  with respect to any Eurodollar Loan:

             (i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one to thirty days, or one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

             (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one to thirty days, or one, two , three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Banking Days prior to the last day of the then current Interest Period with respect thereto;

      provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

             (1) if any Interest Period pertaining to a Eurodollar Loan would otherwise end on a day that is not a Banking Day, such Interest Period shall be extended to the next succeeding Banking Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Banking Day;

             (2) any Interest Period that would otherwise extend beyond the Termination Date shall end on the Termination Date;

             (3) any Interest Period pertaining to a Eurodollar Loan that begins on the last Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Banking Day of a calendar month; and

             (4) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

      "Investment":  as defined in Section 6.3.

      "Issuing Bank": Bank One, NA, in its capacity as issuer of any Letter of Credit hereunder, provided that the term "Issuing Bank" shall also refer to any other Lender which agrees to issue a Letter of Credit hereunder at the request of the Borrower, in such Lender's capacity as issuer of such Letter of Credit.

      "IVI": Inspection and Valuation International or such other architectural or engineering consultant selected by the Administrative Agent.

      "JC Penney":  J.C. Penney Company, Inc.

      "JMB Partners": the collective reference to JMB Realty Corporation, JMB Properties Co., Center Partners, Ltd., Urban Investment & Development Co., Urban-Water Tower Associates and JMB/Miami Investors, L.P.

      "L/C Commitment":  $50,000,000.

      "L/C Fee Payment Date": the tenth (10th) day of each March, June, September and December.

      "L/C Obligations":  at any time, an amount equal to the sum of
(a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 2A.5.

      "L/C Participants": with respect to any Letter of Credit, the collective reference to all the Lenders other than the Issuing Bank.

      "Lenders":  as defined in the preamble to this Agreement.

      "Lenders' Valuation Consultant": Cushman & Wakefield, Inc. or such other appraisal firm(s) selected by the Administrative Agent and reasonably satisfactory to the Borrower.

      "Letters of Credit":  as defined in Section 2A.1(a).

      "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

      "Limited Recourse Guarantees": the collective reference to the Service Merchandise Plaza Guarantee, the BCCP Guarantee, the BLP Guarantee, the BSCP Guarantee and the Wolfchase BB&B Guarantee, together with any similar guaranties given by any Owners of additional Collateral Properties added pursuant to Section 2.20 hereof which are not the Borrower.

      "Limited Recourse Guarantors": the collective reference to the guarantors under the Limited Recourse Guarantees.

      "Loan" and "Loans":  as defined in Section 2.1(a).

      "Loan Documents": this Agreement, the Notes, the Applications, Guarantees, the Environmental Indemnity Agreement and the Security Documents.

      "Loan Parties": the Borrower, URB, the Limited Recourse Guarantors and each other Affiliate of the Borrower which is a party to a Loan Document.

      "Major Leases": any leases, subleases or other occupancy agreements in respect of any of the Collateral Properties in excess of 7,500 square feet of gross leasable area.

      "Majority Lenders": at any time, Lenders the Commitment Percentages of which aggregate more than 50%.

      "Management Company":  Urban Retail Properties Co.

      "Management Company EBITDA": for any period of time, revenues less operating costs before interest, income taxes, depreciation and amortization and unusual items for the Management Company (based on the accounting principles reflected in the most recent consolidated financial statements of the Management Company delivered to the Lenders, and assuming that any dividends paid on any equity security shall not be deducted in calculating the Management Company EBITDA unless such equity security may be converted into a debt security at any time or its mandatorily redeemable for cash within twenty (20) years from its initial issuance).

      "Management Company Outstanding Indebtedness": as of any time, Indebtedness (other than Indebtedness or guarantees thereof described in clauses (b), (g) and (i) of the definition of "Indebtedness") of the Management Company, as reflected in the balance sheets of the Management Company, prepared in accordance with GAAP; provided, however, that Management Company Outstanding Indebtedness shall not include any Indebtedness owed by the Management Company to the Borrower but shall include any Indebtedness (other than Indebtedness or guarantees thereof described in clauses (b), (g) and (i) of the definition of "Indebtedness") owed by the Management Company to any limited partners in the Borrower.

      "Material Adverse Effect": a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of URB, the Borrower and its Consolidated Businesses taken as a whole which would materially impair URB's or the Borrower's ability to repay the Loans or otherwise to perform their respective obligations under this Agreement or any of the other Loan Documents or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

      "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

             "Maximum Available Commitment":  on any date, the lesser of
(i) the aggregate of each Lender's Available Commitment on such date and
(ii) the amount, if any, by which the Borrowing Base on such date exceeds the sum of (a) the aggregate principal amount of all Loans then outstanding and (b) the L/C Obligations then outstanding.

      "Minority Interest":  as defined in Section 6.3.

      "Mortgage and Assignment Amendment": an amendment of even date herewith in recordable form amending each existing Mortgage and Assignment of Leases (i) to reflect the amendment and restatement of the Prior Agreement and the substitution of the Administrative Agent for the Prior Administrative Agent, (ii) in the case of the Service Merchandise Plaza Mortgage and Assignment of Leases, to add the Office Depot Property at the Service Merchandise Plaza Property to the premises encumbered by such Mortgage and Assignment of Leases and (iii) in the case of the Brandon BB&B Mortgage to add the Brandon/Thomasville Property to the premises encumbered by such Mortgage, in each case executed by the Owner, the Administrative Agent and the Prior Administrative Agent.

      "Mortgages": the collective reference to the existing mortgages described on Schedule 7, all as amended by the applicable Mortgage and Assignment Amendments, together with any mortgages on properties added to Collateral hereafter pursuant to Section 2.20 hereof.

      "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

      "Net Operating Income": with respect to any Collateral Property for a particular period, an amount equal to the Operating Revenues minus the Operating Expenses, in each case with respect to such Collateral Property for such period.

      "Net Worth": at any date of determination, the excess of Gross Asset Value then in effect over Total Outstanding Indebtedness at such date.

      "New Lender":  as defined in Section 2.5(a).

      "New York Square Assignment of Leases": the Assignment of Leases and Rents described on Schedule 7 executed and delivered by the New York Square Trustee to the Prior Administrative Agent, as the same may be amended, supplemented, extended, restated, replaced or otherwise modified from time to time.

      "New York Square Beneficial Interest Assignment": the amended and restated Collateral Assignment of Beneficial Interest of even date herewith executed and delivered by the Borrower to the Administrative Agent, as the same may be amended, supplemented, extended, restated, replaced or otherwise modified from time to time.

      "New York Square Mortgage": the Mortgage described on Schedule 7 executed and delivered by the New York Square Trustee to the Prior Administrative Agent encumbering the New York Square Property, as the same may be amended, supplemented, extended, restated, replaced or otherwise modified from time to time.

      "New York Square Property": those certain premises located in DuPage County, Illinois, more particularly described on Schedule 1 hereto and all buildings, fixtures and other improvements from time to time located thereon or affixed thereto.

      "New York Square Trustee": LaSalle Bank National Association, Successor Trustee to LaSalle National Bank, under Trust Agreement dated November 12, 1984, known as Trust No. 109108.

      "Non-Excluded Taxes":  as defined in Section 2.17(a).

      "Notes": as defined in Section 2.7(e) and as same may be amended, supplemented or otherwise modified from time to time.

      "Oakbrook Property": that certain property located in Oak Brook, Illinois commonly known as Oakbrook Center and all buildings, fixtures and other improvements from time to time located thereon or affixed thereto.

      "Obligations": each and every obligation, covenant and agreement of the Borrower, now or hereafter existing, contained in this Agreement, and any of the other Loan Documents, whether for principal, reimbursement obligations, interest, fees, expenses, indemnities or otherwise, and any amendments or supplements thereto, extensions or renewals thereof or replacements therefor, including but not limited to all indebtedness, obligations and liabilities of the Borrower to the Administrative Agent and any Lender now existing or hereafter incurred under or arising out of or in connection with the Notes, this Agreement the other Loan Documents, and any documents or instruments executed in connection therewith; in each case whether direct or indirectly, joint or several, absolute or contingent, liquidated or unliquidated, now or hereafter existing, renewed or restructured, whether or not from time to time decreased or extinguishes and later increased, created or incurred, and including all indebtedness of the Borrower, under any instrument now or hereafter evidencing or securing any of the foregoing.

      "Obligor":  as defined in Section 8.1(f).

      "Office Depot Property": those certain premises located in Franklin County, Ohio, more particularly described in Schedule 1 hereto and all buildings, fixtures and other improvements from time to time located thereon or affixed thereto, which is owned by SPPA and is to be encumbered by the Service Merchandise Mortgage through the applicable Mortgage and Assignment Amendment.

      "Operating Expenses": with reference to a specific Collateral Property, all expenses incurred or which would have been incurred had such Collateral Property been operated and managed in a first class manner consistent with the operation and management of other retail properties of comparable size and tenant mix in the same geographical area, determined on the basis of GAAP, including but not limited to any and all of the following (but without duplication of any item, including without limitation, any amounts described in clauses (A), (B), (C) or (I) below which are included in clause (K) below): (A) real estate taxes; (B) special assessments or similar charges; (C) personal property taxes; (D) sales taxes; (E) costs of utilities; (F) maintenance and repair costs of a non-capital nature; (G) operating and management expenses and fees (provided that, if no management fee is charged with respect to such Collateral Property, a management fee expense allowance shall be charged in the amount of two percent (2%) of the aggregate rents (minimum and percentage) derived from all space and ground tenants in respect of such Collateral Property); (H) wages and salaries of employees engaged in the operation and management of such Collateral Property including employers' social security taxes and other taxes, insurance benefits and the like, levied on or with respect to such wages or salaries; (I) premiums payable for insurance carried on or with respect to such Collateral Property;
(J) accounting and audit fees and costs, attorneys' fees, and other administrative and general expenses and disbursements, in each case reasonably incurred by the Owner of such Collateral property in connection with the operation and management of such Collateral Property; (K) any Operating Revenues which are deposited in an escrow account (as defined in the relevant Mortgage) for the payment of Impositions (as defined in the relevant Mortgage) or insurance premiums in accordance with the provisions of the relevant Mortgage; and (L) any reasonable portion of Operating Revenues which is deposited in a reserve account for future maintenance and repair costs of such Collateral Property. Notwithstanding anything included within the above definition of "Operating Expenses", the following shall be excluded from Operating Expenses: (i) foreign, federal, state and local income taxes, franchise taxes or other taxes based on income;
(ii) depreciation, amortization and any other non-cash deduction for income tax purposes; (iii) payments made in respect of principal or interest on or charges related to the Loan; (iv) any expenses paid out of any escrow account or any other reserve account as to which the deposit into such account has already been included within Operating Expenses; and (v) any expenditures made for capital improvements.

      "Operating Revenues": with reference to a specific Collateral Property, the rents, income, receipts, revenues, payments, premiums, issues, profits and security or other deposits actually received by the Owner of such Collateral Property with respect to such Collateral Property, including, but not limited to (a) minimum basic rents, additional rents (including, without limitation, any payments made by a tenant with respect to the reimbursement of real estate taxes) and percentage rents,
(b) parking and other common area maintenance, (c) liquidated damages following default, (d) proceeds of any insurance policy insuring against loss of rents, (e) any award or payment such Owner may be entitled to claim or receive in any bankruptcy, insolvency, reorganization or similar proceedings, (f) all payments by the lessee under any lease in lieu of rental payments or upon (i) exercise of any right of the lessee under the lease (including, without limitation, any right to terminate such lease) or
(ii) waiver by the lessor under the lease of performance of any covenant or obligation of the lessee under such lease or (iii) granting any consent or approval (including, without limitation, any consent to an assignment or subletting) and (g) any proceeds of all of the foregoing. Notwithstanding anything included with the above definition of "Operating Revenues", there shall be excluded from Operating Revenues: (i) any security or other deposits of tenants unless and until they are actually applied to rental owed and (ii) the proceeds of any financing with respect to all or any part of such Collateral Property. Any rents or other amounts which are received by such Owner in a period other than the period when such rents or other amounts were due and payable shall be included in Operating Revenues for the period when the same were due and payable.

      "Outstanding Percentage":  as defined in Section 2.5(b).

      "Owner": the collective reference to SPPA, BLP, BCCP, BSCP, Wolfchase, the Borrower, the New York Square Trustee and any other owner of a Collateral Property added pursuant to Section 2.20 hereof.

      "Participants":  as defined in Section 10.6(b).

      "Partner": any general partner in the Borrower, directly or indirectly, other than a shareholder or a limited partner unless the same otherwise holds a general partnership interest; as of the date of this Agreement, the sole Partner is URB.

      "Partnership Agreement": the Second Amended and Restated Agreement of Limited Partnership of Urban Shopping Centers, L.P. dated October 14, 1993, as amended through the Effective Date.

      "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

      "Person": an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity or whatever nature.

      "Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in
Section 3(5) of ERISA.

      "Prime Rate": the rate of interest from time to time announced by the Administrative Agent at its Principal office as its prime commercial lending rate.

      "Principal Office": the principal office of the Administrative Agent in the United States of America, presently located at 1 Bank One Plaza, Chicago, Illinois 60670.

      "Prior Administrative Agent": UBS, AG New York Branch, in its capacity as administrative agent under the Prior Agreement.

      "Prior Agreement": that Credit Agreement, among the Borrower, certain lenders and the Prior Administrative Agent dated as of July 26, 1995 as amended by that certain First Amendment to Credit Agreement dated as of April 30, 1997, that certain Second Amendment dated as of June 13, 1997, that certain Third Amendment dated as of August 28, 1997, that certain Fourth Amendment dated as of January 15, 1998, that certain Fifth Amendment dated as of November 25, 1998 and that certain Sixth Amendment dated as of January 25, 2000.

      "Property": a parcel of land located in the continental United States which is improved with a retail store or stores.

      "Purchase Price": with respect to an Acquisition, the total consideration paid, including in the amount of such consideration (without duplication) (i) any Indebtedness that, at the time of such Acquisition, is directly or indirectly secured by a Lien on all or any portion of the property so acquired and any Indebtedness to which such property is subject, including, in the case of an Acquisition of any Person, any Indebtedness of such Person, regardless of whether such Indebtedness is secured or unsecured, or recourse or non-recourse to such Person and
(ii) the fair market value of any other non-cash consideration.

      "Register":  as defined in Section 10.6(d).

      "Regulation U": Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

      "Reimbursement Obligation": the obligation of the Borrower to reimburse the applicable Issuing Bank pursuant to Section 2A.5(a) for amounts drawn under a Letter of Credit.

      "Relevant Documents":  as defined in Section 10.20.

      "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of
Section 4241 of ERISA.

      "Reportable Event": any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under Sections .13, .14, .16, .18, .19 or .20 of PBGC
Reg. Section  2615.

      "Required Lenders": at any time, Lenders the Commitment Percentages of which aggregate at least 66-2/3%.

      "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

      "Responsible Officer": Adam S. Metz, James H. Lyman, or such other authorized signatory of the Borrower as shall be named by a Responsible Officer by notice to Administrative Agent.

      "Sears":  Sears, Roebuck and Co.

      "Security Documents": the collective reference to the Mortgages, the Assignments of Leases, the Mortgage and Assignment Amendments, the Guarantees and all other security documents hereafter delivered to the Administrative gent granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Borrower hereunder and under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities.

      "Service Merchandise Assignment of Leases": the Assignment of Leases and Rents described on Schedule 7 executed and delivered by SPPA to the Prior Administrative Agent, as the same may be amended, supplemented, extended, restated, replaced or otherwise modified from time to time.

      "Service Merchandise Guarantee": the amended and restated Limited Recourse Guarantee executed and delivered by SPPA to the Administrative Agent, as the same may be amended, supplemented, extended, restated, replaced or otherwise modified from time to time.

      "Service Merchandise Mortgage": the Mortgage described on Schedule 7 executed and delivered by SPPA to the Prior Administrative Agent encumbering portions of the Service Merchandise Property, as the same may be amended, supplemented, extended, restated, replaced or otherwise modified from time to time.

      "Service Merchandise Property": those certain premises located in Franklin County, Ohio, more particularly described in Schedule 1 hereto and all buildings, fixtures and other improvements from time to time located thereon or affixed thereto, which now includes the "Circuit City Property" (as defined under the Prior Agreement) and the Office Depot Property.

      "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

      "Solvency Certificate": a certificate in substantially the form of Exhibit E hereto, to be delivered by the Borrower pursuant to the terms of this Agreement.

      "Solvent": when used with respect to any Person, means that each of the following are true with respect thereto: (i) the fair value of the property of such Person, on a going concern basis, is greater than the total amount of liabilities (including, without limitation, Guarantee Obligations) of such Person; (ii) the present fair saleable value of the assets of such Person, on a going concern basis, is not less than the amount that will be required to pay the probable liabilities of such Person on its debts as they become absolute and matured; (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged; and (v) such Person has sufficient resources, provided that such resources are prudently utilized, to satisfy all of such Person's obligations.

      "SPPA":  Sawmill Place Plaza Associates, an Ohio general partnership.

      "Termination Date": the Initial Termination Date, subject to extension to the Extended Termination Date in accordance with the provisions of Section 2.21.

      "Total Ground Lease Liabilities": the sum of (i) the Ground Lease Liabilities of the Borrower and its Consolidated Businesses and (ii) the sum of the Ground Lease Liabilities of each of the UJVs contributing to UJV Combined Outstanding Indebtedness multiplied by the Borrower's respective beneficial interests in such UJV.

      "Total Outstanding Indebtedness":  the sum, without duplication, of
(i) Consolidated Outstanding Indebtedness, (ii) the Borrower's Share of UJV Combined Outstanding Indebtedness, (iii) the Borrower's Share of Management Company Outstanding Indebtedness and (iv) the Derived Ground Lease Debt.

      "Tranche": the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day). Tranches may be identified as "Eurodollar Tranches".

"Transferee":  as defined in Section 10.6(f).

      "Type": as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

      "UJV Combined Outstanding Indebtedness": as of any time, Indebtedness (other than Indebtedness or guarantees thereof described in clauses (b), (g) and (i) of the definition of "Indebtedness"), of the UJVs, on a combined basis, as reflected in the balance sheets of each of the UJVs, prepared in accordance with GAAP; provided, however that UJV Combined Outstanding Indebtedness shall not include any Indebtedness in respect of the Valencia Property.

      "UJVs": the unconsolidated joint ventures in which the Borrowers owns a beneficial interest and which are accounted for under the equity method in the Borrower Consolidated Financial Statements.

      "Uniform Customs": the Uniform Customs and Practice for Documentary Credits (1983 Revision), International Chamber of Commerce Publication
No. 400, as the same may be amended from time to time.

      "Unrestricted Cash and Cash Equivalents": at any date of determination, the sum, without duplication, of (i) (a) the aggregate amount of Unrestricted cash then held by the Borrower or any of its Consolidated Businesses and (b) the aggregate amount of Unrestricted Cash Equivalents (valued at the lower of cost and fair market value) then held by the Borrower or any of its Consolidated Businesses and (ii) (a) the Borrower's respective beneficial interest in each UJV multiplied by (b) the sum of (1) the aggregate amount of Unrestricted cash then held by such UJV and (2) the amount of Unrestricted Cash Equivalents (valued at the lower of cost and fair market value) then held by such UJV. As used in this definition, "Unrestricted" means, with respect to any asset, the circumstance that such asset is not subject to any Liens or claims of any kind in favor of any Person. It is understood that, for the purposes of this definition, any asset held by the Borrower or any of its Consolidated Businesses as security for any obligations owing to the Borrower or any of its Consolidated Businesses by any other Person shall not be deemed to be Unrestricted.

      "Urban Limited Partners":  as defined in Section 10.22.

      "URB":  Urban Shopping Centers, Inc., a Maryland corporation.

      "URB Guarantee": the amended and restated Guarantee of even date herewith executed and delivered by URB to the Administrative Agent, as the same may be amended, supplemented, extended, restated, replaced or otherwise modified from time to time.

      "Utilization":  for any day, the ratio, expressed as a percentage, of
(x) the sum of (i) the aggregate principal amount of the Loans outstanding on such day and (ii) the L/C Obligations outstanding on such day to (y) the aggregate Commitments on such day.

      "Valencia Property": that certain property located in Valencia, California commonly known as Valencia Town Center and all buildings, fixtures and other improvements from time to time located thereon or affixed thereto.

      "Wolfchase": Wolfchase Galleria Limited Partnership, a Delaware limited partnership.

      "Wolfchase BB&B Assignment of Leases": the Assignment of Leases and Rents described on Schedule 7 executed and delivered by Wolfchase to the Prior Administrative Agent, as the same may be amended, supplemented, extended, restated, replaced or otherwise modified from time to time.

      "Wolfchase BB&B Deed of Trust":  the Deed of Trust described on
Schedule 7 executed and delivered by Wolfchase, as grantor, to Mary Aranov, as trustee, for the benefit of the Prior Administrative Agent, as beneficiary, encumbering the Wolfchase BB&B Property, as the same may be amended, supplemented, extended, restated, replaced or otherwise modified from time to time.

      "Wolfchase BB&B Guarantee": the amended and restated Limited Recourse Guarantee described on Schedule 7 executed and delivered by Wolfchase to the Prior Administrative Agent, as the same may be amended, supplemented, extended, restated, replaced or otherwise modified from time to time.

      "Wolfchase BB&B Property": those certain premises located in Shelby County, Tennessee, more particularly described in Schedule 1 hereto and all buildings, fixtures and other improvements from time to time located thereon or affixed thereto.

1.2   OTHER DEFINITIONAL PROVISIONS.

      (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes or any certificate or other document made or delivered pursuant hereto.

      (b) As used herein and in any Notes, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrower and its Consolidated Businesses not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

      (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

      (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                                   SECTION 2

                        AMOUNT AND TERMS OF COMMITMENTS
                        -------------------------------

      2.1    COMMITMENTS.

      (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (collectively, the "Loans" and individually, a "Loan") to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender's Commitment Percentage of the then outstanding L/C Obligations, does not exceed the lesser of (i) the amount of such Lender's Commitment and (ii) such Lender's Commitment Percentage multiplied by the Borrowing Base in effect at such time. No Lender shall have any obligation for any other Lender's failure or refusal to fund its Loans hereunder. During the Commitment Period the Borrower may use the Commitments by borrowing, prepaying the Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.
(b)The Loans may from time to time be (i) Eurodollar Loans or (ii) Base Rate Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.2 and
Section 2.9, provided that no Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Termination Date.

      2.2    PROCEDURE FOR BORROWING.

      (a) The Borrower may borrow under the Commitments during the Commitment Period on any Banking Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 a.m., Chicago time, three Banking Days prior to the requested Borrowing Date), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, Base Rate Loans or a combination thereof, (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the amounts of each such Type of Loan and the lengths of the initial interest Periods therefor and (v) for what purpose the proceeds of the borrowing will be used. Each borrowing under the Commitments shall be in an amount, in the case of both Eurodollar Loans and Base Rate Loans, not less than the lesser of (x) $1,000,000 or a whole multiple of $100,000 in excess thereof and (y) the Maximum Available Commitment on the date of such borrowing. Upon receipt of any such notice from the Borrower at or prior to 11:00 a.m., Chicago time, the Administrative Agent shall promptly notify each Lender thereof no later than 2:00 p.m. on that day. Upon receipt of any such notice from the Borrower after 11:00 a.m. Chicago time, the Administrative Agent shall promptly notify each Lender thereof no later than noon, Chicago time, on the immediately following Banking Day. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 10.2 prior to 10:00 a.m., Chicago time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

      (b) Prior to giving a notice of borrowing pursuant to clause (a) of this Section, the Borrower may contact the Administrative Agent in order to obtain indicative quotes of applicable Eurodollar Rates. During normal business hours on Banking Days, the Administrative Agent shall make a designated officer available by telephone to quote such Eurodollar Rates to the Borrower.

      2.3    FEES.

      (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the first day of the Commitment Period to the Termination Date, computed at the Applicable Commitment Fee Rate on the average daily amount of the Available Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the tenth (10th) day of each March, June, September and December and on the Termination Date or such earlier date as the Commitments shall terminate as provided herein, commencing on the first of such dates to occur after the date hereof.

      (b) The Borrower agrees to pay to each Lender on the Effective Date, for the account of such Lender, a closing fee in an amount equal to 0.5% of such Lender's Commitment.

      (c) The Borrower shall pay to the Co-Lead Arrangers and the Administrative Agent for their own respective accounts, certain fees as described in separate letter agreements among the Borrower, the Co-Lead Arrangers and the Administrative Agent.

      2.4 TERMINATION OR REDUCTION OF COMMITMENTS. The Borrower shall have the right, upon not less than fifteen Banking Days, notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the aggregate principal amount of the Loans then outstanding, when added to the then outstanding L/C Obligations, would exceed the Commitments then in effect. Any such reduction shall be in an amount equal to $1,000,000 or a whole multiple thereof and shall reduce permanently the Commitments then in effect. Any reduction of the Commitments pursuant to this Section shall reduce the Commitment of each of the Lenders on a pro rata basis. The Commitments, to the extent terminated or reduced may not be reinstated.

      2.5    NEW LENDERS.

      (a) In addition to the initial Lenders, other lenders approved by the Borrower and the Administrative Agent may from time to time become Lenders under this Agreement (each such lender becoming a Lender, a "New Lender"). The Commitment of each New Lender shall be in an amount approved by the Borrower and the Administrative Agent. The New Lender for all purposes under this Agreement shall become, and have all the rights and obligations of, a Lender hereunder, with a Commitment in the amount set forth in its Acceptance Letter (as hereinafter defined), upon (i) the due execution by the New Lender, the Borrower and the Administrative Agent of a letter in the form of Exhibit F hereto (each such letter, an "Acceptance Letter") and (ii) the making by the Borrower, and the acceptance by the New Lender, of a Note in the amount of the New Lender's Commitment. Following execution by all such parties of such Acceptance Letter, the Administrative Agent shall send a copy thereof to each Lender. The Lenders other than the Administrative Agent shall have no right of approval with respect to a New Lender's becoming a Lender or the amount of its Commitment. Notwithstanding the foregoing, in no event shall any prospective Lender become a Lender if the Commitment of such New Lender, when added to the aggregate of the Commitments of the previously admitted Lenders (the "Existing Lenders"), would cause the aggregate Commitment to exceed $200,000,000.

      (b) If at the time a New Lender becomes a Lender pursuant to this Section there is any principal outstanding under the Notes of the Existing Lenders, such New Lender shall remit to the Administrative Agent an amount equal to the Outstanding Percentage (as defined below) multiplied by its commitment, which amount shall be deemed advanced under the New Lender's Loan. The Administrative Agent shall pay such amount to the Existing Lenders in accordance with the Existing Lenders' respective pro rata shares of the aggregate outstanding principal amount under the Notes of the Existing Lenders (as calculated immediately prior to the admission of the New Lender), and such payment shall effect an automatic reduction of outstanding principal balance under their respective Notes. For purposes of this Section, the term "Outstanding Percentage" means the ratio of
(i) the aggregate outstanding principal amount under the Notes of the Existing Lenders, immediately prior to the admission of the New Lender, to
(ii) the aggregate of the Commitments of the Existing Lenders and the New
Lender.

      2.6 LATE PAYMENT PREMIUM. The Borrower shall, at the Administra-tive Agent's option, pay to the Administrative Agent for the account of the Lenders a late payment premium in the amount of 2% of any payments of interest under the Loans made more than fifteen (15) days after the due date thereof, which shall be due with any such later payment.

      2.7    REPAYMENT OF LOANS; EVIDENCE OF DEBT.

      (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Termination Date (or such earlier date on which the Loans become due and payable pursuant to
Section 8). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date of advance until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.11.

      (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

      (c) The Administrative Agent shall maintain the Register pursuant to Section 10.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

      (d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.7(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

      (e) (i) The Loans made by each Lender under this Agreement shall be evidenced by, and repaid with interest in accordance with, a promissory note of the Borrower in the form of Exhibit G hereto duly completed and executed by the Borrower, in a principal amount equal to such Lender's Commitment, payable to such Lender for the account of its Applicable
Lending Office (each, a "Note", and collectively, the "Notes"). Each Note shall mature, and all outstanding principal and other sums thereunder shall be paid in full, on the Termination Date.

             (ii) Each Lender is hereby authorized by the Borrower to endorse on the schedule-attached to the Note held by it, the date, Type and amount of each Loan made by such Lender, each continuation thereof, each conversion of all or a portion thereof to another Type and the date and amount of each payment of principal received by such Lender for the account of its Applicable Lending Office(s) on account of its Loan, which endorsement shall, in the absence of manifest error, be conclusive as to the outstanding balance of the Loan made by such Lender; provided, however, that the failure to make such notation with respect to the Loan or each advance or payment shall not limit or otherwise affect the obligations of the Borrower under this Agreement or the Note held by such Lender. Each Lender agrees that prior to any assignment of the Note it will endorse the schedule attached to its Note.

      2.8    OPTIONAL PREPAYMENTS; MANDATORY PREPAYMENTS.

      (a) The Borrower may, upon at least one (1) Banking Days notice to the Administrative Agent, prepay the Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, Base Rate Loans or a combination thereof, and if a combination thereof, the amount allocable to each; provided, however, that (i) any partial prepayment under this Section shall be in an amount not less than $1,000,000 or a whole multiple of $100,000 in excess thereof; (ii) any Eurodollar Loan prepaid on any day other than the last day of the applicable Interest Period for such Eurodollar Loan must be accompanied by any amounts payable pursuant to Section 2.18; and (iii) each prepayment under this Section shall include all interest accrued on the amount of principal prepaid through the date of prepayment. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 2.18.

      (b) In the event that any Borrowing Base Certificate delivered pursuant to Section 5.1(1) shall indicate that, as of the last day of the fiscal quarter to which such Borrowing Certificate relates, the aggregate principal amount of all Loans and L/C Obligations then outstanding exceeds the amount of the Borrowing Base, then, without notice or demand, the Borrower shall, within five (5) Banking Days after the date such Borrowing Certificate is delivered to the Administrative Agent, make a mandatory prepayment of the Loans in an amount equal to such excess. The failure of the Borrower to deliver the Borrowing Base Certificate within five (5) days after such Borrowing Base Certificate is due under Section 5.1(l) or to make any prepayment as required under this Section shall constitute an Event of Default under this Agreement. Each prepayment required to be made under this Section shall include all interest accrued on the amount of principal prepaid through the date of prepayment and any amounts payable pursuant to Section 2.18. Provided no Default or Event Of Default has occurred and is continuing on the date that the Borrower shall make a mandatory prepayment pursuant to this Section, the Borrower shall have the right to direct whether such prepayment shall be of Eurodollar Loans, Base Rate Loans or a combination thereof, and if a combination thereof, the amount allocable to each.

      (c) Provided no Default or Event of Default has occurred and is continuing, and subject to making the payment described in the following sentence, if applicable, the Borrower shall have the right at any time and from time to time to obtain a release of any Collateral Property (other than Brandon Town Center Property) from the applicable Mortgage and Assignment of Leases. If the elimination of such a Collateral Property would reduce the Borrowing Base below the sum of (i) the then-current aggregate outstanding principal amount of the Loans and (ii) the then outstanding L/C Obligations, the Borrower shall make a principal payment on the Loans, and/or make a deposit into the cash collateral account described in Section 8.2 on account of the L/C Obligations, in an aggregate amount necessary to cause the aggregate principal amount outstanding under the Loans and the then outstanding L/C Obligations to be equal to or less than the Borrowing Base calculated based on the Collateral Properties NOI for the Collateral Properties that will remain after giving effect to such release. Each payment on the Loans to be made under this Section shall include all interest accrued on the amount of principal repaid through the date of repayment and any amounts payable pursuant to Section 2.18.

      2.9    Conversion and Continuation Options.

      (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent, by no later than 11:00 a.m. (Chicago time) at least two Banking Days prior thereto, irrevocable notice of such election, provided, that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent irrevocable notice of such election by no later than 11:00 a.m. (Chicago time) at least three Banking Days prior to the date of conversion. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of outstanding Eurodollar Loans or Base Rate Loans may be converted as provided herein, provided that (i) no Loan may be converted into a Eurodollar Loan when any Default or Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined that such a conversion is not appropriate and
(ii) no Loan may be converted into a Eurodollar Loan if the applicable Interest Period would extend beyond the Termination Date.

      (b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in
Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such
(i) when any Default or Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined that such a continuation is not appropriate or (ii) if the applicable Interest Period would extend beyond the Termination Date and provided, further, that if the Borrower shall fail to give such notice or if such continuation is not permitted such Eurodollar Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period.

      2.10 MINIMUM AMOUNTS AND MAXIMUM NUMBER OF TRANCHES. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $100,000 in excess thereof. In no event shall there be more than seven (7) Eurodollar Tranches outstanding at any time.

      2.11   INTEREST RATES AND PAYMENT DATES.

      (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

      (b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

      (c)    If all or a portion of (i) the principal amount of any Loan,
(ii) any interest payable thereon or (iii) any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at the Default Rate, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment), provided that the provisions of this clause (c) shall not apply if such amount shall be paid on or prior to the expiration of any grace or cure period applicable to such amount.

      (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to clause (c) of this Section shall be payable from time to time on demand.

      2.12   COMPUTATION OF INTEREST AND FEES.

      (a) The interest rate on Base Rate Loans shall change when the Base Rate changes. Interest on Base Rate Loans and Eurodollar Loans shall not exceed the maximum amount permitted under applicable law. Interest and the Commitment Fee shall be calculated for the actual number of days elapsed on the basis of 360 days. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate and of each determination of a Eurodollar Rate.

      (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.

      2.13 INABILITY TO DETERMINE INTEREST RATE. If prior to the first day of any Interest Period:

      (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

      (b)    the Administrative Agent shall have received notice from
(i) any Lender, with respect to Interest Periods shorter than one month or
(ii) the Majority Lenders, with respect to Interest Periods of one month or longer, that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be converted to or continued as Base Rate Loans and (z) in the case of notice from the Majority Lenders under clause (ii) of the preceding sentence, any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Base Rate Loans to Eurodollar Loans.

      2.14   PRO RATA TREATMENT AND PAYMENTS.

      (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee hereunder and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made not later than noon, Chicago time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Administrative Agent's office specified in Section 10.2, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received and no later than 3:00 p.m. on such day (or not later than noon of the immediately following Banking

Day for any payments received after noon on any day). If any payment hereunder becomes due and payable on a day other than a Banking Day, such payment shall be extended to the next succeeding Banking Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

      (b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its Commitment Percentage of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and, upon notice to, and approval of, the Borrower, the Administrative Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon for the period until such Lender makes such amount immediately available to the Administrative Agent at the Federal Funds Rate for the first three Banking Days after demand and at the Base Rate thereafter, together with reasonable administrative charges assessed by the Administrative Agent as a result of such Lender's failure. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. If such Lender's Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three Banking Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans hereunder, on demand, from the Borrower. If the Administrative Agent shall fail to distribute the payment under Section 2.14(a) due to any Lender within the time period stated therein, the Administrative Agent shall pay to such Lender, on demand, such amount with interest thereon for the period until the Administrative Agent makes such payment at the Federal Funds Rate for the first three Banking Days after demand and at the Base Rate thereafter.

      2.15 ILLEGALITY. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, then such Lender shall promptly notify the Administrative Agent and the Borrower thereof and (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be cancelled and (b) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.18.

      2.16   REQUIREMENTS OF LAW.

      (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

             (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereto (except for Non-Excluded Taxes covered by Section 2.17 and changes in the rate of tax on the overall net income of such Lender);

             (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

             (iii) shall impose on such Lender any other condition;

      and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender in good faith deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof then, in any such case, the Borrower shall promptly pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduced amount receivable.

      (b) if any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, the Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

      (c) If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

      (d) Notwithstanding anything to the contrary contained in this Section, the Borrower shall not be required to pay any additional amounts to any Lender pursuant to this Section to the extent such additional amounts result from such Lender's negligence.

      2.17   TAXES.

      (a) All payments made by the Borrower under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Note). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under any Note, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided that the Borrower shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof if such Lender fails to comply with the requirements of clause (b) of this Section. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. Notwithstanding anything to the contrary contained in this Section, the Borrower shall not be required to pay any additional amounts to any Lender pursuant to this Section to the extent such additional amounts result from such Lender's negligence.

      (b) Each Lender that is not incorporated under the laws of the United States of America or a state thereof shall:

             (i)   deliver to the Borrower and the Administrative Agent
(A) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, or successor applicable form, as the case may be, and
(B) an Internal Revenue Service Form W-8 or W-9, or successor applicable form, as the case may be;

             (ii) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

             (iii) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent;

      unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent. Such Lender shall certify
(A) in the case of a Form 1001 or 4224, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (B) in the case of a Form W-8 or W-9, that it is entitled to an exemption from United States backup withholding tax Each Person that shall become a Lender or a Participant pursuant to Section 10.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms and statements required pursuant to this Section, provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

      2.18 INDEMNITY. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have -commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. Amounts payable pursuant to this Section shall be paid to the Administrative Agent for the account of the applicable Lender, upon the request of such Lender through the Administrative Agent and a determination of any Lender as to the amounts payable pursuant to this Section shall be conclusive absent manifest error.

      2.19   REPLACEMENT OF LENDER.  If the Borrower is required pursuant to
Section 2.16 or 2.17 to make any additional payment to any Lender or if any Lender's obligation to make or continue, or to convert Base Rate Loans into, Eurodollar Loans shall be suspended pursuant to Section 2.13 (any Lender so affected an "Affected Lender"), the Borrower may elect, if such amounts continue to be charged or such suspension is still effective fifteen (15) days after such event first occurs, to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Event of Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement,
(i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit H and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 10.6 applicable to assignments, and
(ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 2.16 or 2.17, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.18 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.

      2.20   PROCEDURES FOR ADDITION OF COLLATERAL PROPERTIES.

      (a) The Borrower may propose to include additional Eligible Properties as Collateral Properties by sending written proposals for inclusion to the Administrative Agent along with (i) the items listed on
Schedule 8, (ii) a request for Administrative Agent to order an Appraisal and the other items, such as additional Loan Documents, needed to finalize the addition of such Property to the Collateral Properties as shown on
Schedule 9, and (iii) either evidence that the qualifications required under the definition of "Agent Approval Property" are met (except that the Citrus Park Plaza Property, when proposed for inclusion, shall not be subject to, and shall not be counted against, such qualifications) or a request that such Property be evaluated and approved by the Required Lenders under Section 2.20(c). Administrative Agent shall endeavor to utilize all of the due diligence reports obtained by Borrower from third-party providers and certified to the Lenders by the third-party providers (except the Appraisals) and not require new reports, but reserves the right to require independent reports if the Borrower's report was prepared by a third party provider not reasonably acceptable to the Administrative Agent or if the Administrative Agent in good faith believes the report furnished contains an inaccuracy or is not current or is incomplete in any material respect. If all items required by Schedule 8 and the preceding sentence accompany or precede the written proposal, the written proposal shall so indicate and state that the relevant time periods under Section 2.20 for the Administrative Agent's (or the Required Lenders', as the case may be) acceptance or rejection shall commence upon receipt thereof by the Administrative Agent. If all items required by
Schedule 8 do not accompany or precede the written proposal, the Borrower shall accompany the last item required by Schedule 8 with a letter notifying the Administrative Agent that it has completed delivery of all items required by Schedule 8 and that the relevant time periods for acceptance or rejection by the Administrative Agent (or by the Required Lenders under Section 2.20(c)) shall commence upon receipt thereof by the Administrative Agent. For purposes of this Section 2.20, Borrower may begin the process to include an additional Collateral Property if Borrower has a binding contract to purchase such Property provided that Borrower shall have consummated the purchase of such Property on or before the date such Property is included in the Collateral.

      (b) The Administrative Agent shall have ten (10) Banking Days after the Administrative Agent has actually received the proposal and all items set forth in Schedule 8 with respect to a proposed Collateral Property pursuant to Section 2.20 to notify the Borrower in writing as to whether the proposed Collateral Property is an Agent Approval Property that is satisfactory to the Administrative Agent. The failure of the Administrative Agent to respond to the Borrower's request within such ten Banking Day period shall be deemed to be a denial that such proposed Collateral Property qualifies as an Agent Approval Property that is satisfactory to the Administrative Agent. If an Agent Approval Property is approved by the Administrative Agent, that Property shall be automatically approved for inclusion as a Collateral Property without the need for any approval by the other Lenders. If the proposed Collateral Property was proposed as an Agent Approval Property but does not qualify as such, Borrower may by written notice to the Administrative Agent request that it nevertheless be included as a Collateral Property pursuant to the procedure set forth in Section 2.20(c). Upon the approval by the Administrative
Agent (or by the Required Lenders under Section 2.20(c)) of an Eligible Property for inclusion as a Collateral Property and satisfaction of all of the requirements of Schedule 9 with respect thereto, such Eligible Property shall be added to the Collateral as a Collateral Property. The Administrative Agent shall supply, at the written request of any Lender, copies of any of the documents described on Schedule 8 and 9 to such Lender, but approval from the Lenders of such documents shall not be required. Notwithstanding the foregoing, addition of the Citrus Park Plaza Property shall be based solely on its qualification as an Eligible Property and its satisfaction of the requirements of Schedules 8 and 9 and does not need any other approval from the Administrative Agent or the other Lenders.
(c)With respect to any Property requested to be included as a Collateral Property which does not qualify under Section 2.20(b), whether due to the Administrative Agent's failure to approve such Property or such Property's failure to qualify as an Agent Approval Property, the Borrower may request by written notice to the Administrative Agent for forwarding to the Lenders that such Property be included as a Collateral Property notwithstanding such failure. Such proposed Collateral Property shall be included if and only if (i) such Property qualifies in all respects as an Eligible
Property, as determined by the Administrative Agent, and (ii) the Required Lenders in their sole discretion approve the Borrower's request for such proposed Collateral Property to be included. The failure of any Lender to respond in writing to the Borrower's request within ten (10) Banking Days of receipt of the Borrower's request for such Property being included in the Collateral, together with delivery of such of the items set forth in
Schedule 8 as a Lender may request, shall be deemed to be approval by such Lender of the Borrower's request to include such Property in the Collateral. A Lender may approve or disapprove in its sole discretion the Borrower's request under this Section 2.20(c) to include such a proposed Collateral Property but shall endeavor to specify its reasons for disapproval. The Administrative Agent shall promptly notify the Borrower in writing if the Required Lenders approve the Borrower's request for such Eligible Property to be included.

      2.21 TERMINATION DATE. The Borrower may, by notice (the "Extension Request") to the Administrative Agent not later than sixty (60) days prior to the Initial Termination Date, elect that the termination date of the Commitment Period be extended for an additional one (1) year period beyond the Initial Termination Date. The Administrative Agent shall promptly notify the Lenders of receipt of the Extension Request from the Borrower. Upon receipt by the Administrative Agent of the Extension Request, accompanied by the Extension Fee, and provided no Default or Event of Default has occurred and is continuing either on the date of receipt of the Extension Request or on the Initial Termination Date, the Termination Date shall be automatically extended from the Initial Termination Date to the Extended Termination Date without any need for consent or approval of the Lenders. If the Borrower fails to make a timely Extension Request or to remit the Extension Fee or if a Default or Event of Default then has occurred and is then continuing, the Commitments will terminate on the Initial Termination Date and on such date the Borrower will make the payments required under Section 2.7(a).


                                  SECTION 2A

                               LETTERS OF CREDIT
                               -----------------

      2A.1   L/C COMMITMENT.

      (a) Subject to the terms and conditions hereof, the Issuing Bank, in reliance on the agreements of the other Lenders set forth in
Section 2A.4(a), agrees to issue unconditional, irrevocable standby letters of credit ("Letters of Credit") for the account of the Borrower on any Banking Day during the Commitment Period in such form as may be approved from time to time by the Issuing Bank; provided that the Issuing Bank shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (1) the L/C Obligations would exceed the L/C Commitment or
(2) the Available Commitment would be less than zero. Each Letter of Credit shall be denominated in Dollars and shall expire no later than the Termination Date.

      Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of Illinois.

      2A.2   PROCEDURE FOR ISSUANCE OF LETTERS OF CREDIT.  The Borrower may
from time to time request that the Issuing Bank issue a Letter of Credit by delivering to the Issuing Bank at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Bank, and such other certificates, documents and other papers and information as the Issuing Bank may reasonably request. Upon receipt of any Application, the Issuing Bank will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Bank be required to issue any Letter of Credit earlier than three Banking Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Bank and the Borrower. The Issuing Bank shall furnish a copy of such Letter of Credit to the Borrower and the Administrative Agent promptly following the issuance thereof.

      2A.3   FEES, COMMISSIONS AND OTHER CHARGES.

      (a) In connection with each Letter of Credit, the Borrower hereby covenants to pay to the Administrative Agent the following fees, each payable quarterly in arrears on each L/C Fee Payment Date following the issuance of any Letter of Credit: (i) a fee, payable to the Administrative Agent for the account of the L/C Participants and the Issuing Bank, computed daily on the amount of the Letter of Credit issued and outstanding at a rate per annum equal to the Applicable Margin for Eurodollar Loans in effect from time to time and (ii) a fee, payable to the Issuing Bank for its own account, computed daily on the amount of the Letter of Credit issued and outstanding at a rate per annum of 0.08%. It is understood and agreed that the last installment of the fees provided for in this clause (a) with respect to any particular Letter of Credit shall be due and payable on the tenth day of the calendar quarter following the return or expiration, undrawn, or cancellation of such Letter of Credit, but in no event later than the Termination Date.

      (b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Bank for such normal and customary costs and expenses as are incurred or charged by the Issuing Bank in effecting payment under, amending or otherwise administering any Letter of Credit.

      (c) The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Bank and the L/C Participants all fees received by the Administrative Agent for their respective accounts pursuant to this Section.

      2A.4   L/C PARTICIPATIONS.

      (a) The Issuing Bank irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Bank to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Bank, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Commitment Percentage in the Issuing Bank's obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Bank thereunder. The Issuing Bank agrees to notify each L/C Participant promptly after any Letter of Credit is issued hereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Bank that, if a draft is paid under any Letter of Credit for which the Issuing Bank is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall, notwithstanding the existence of a Default or Event of Default or of the non-satisfaction of any conditions precedent set forth in Section 4 hereof, pay to the Issuing Bank upon demand at the Administrative Agent's address for notices specified herein an amount equal to such L/C Participant's Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed. The Issuing Bank agrees to notify the Administrative Agent promptly of the date and amount of any draft presented under any Letter of Credit and paid by the Issuing Bank

      (b) If any amount required to be paid by any L/C Participant to the Issuing Bank pursuant to Section 2A.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Bank under any Letter of Credit is paid to the Issuing Bank within three Banking Days after the date such payment is due, such L/C Participant shall pay to the Issuing Bank on demand on amount equal to the product of (1) such amount, times (2) the daily average Federal Funds Rate, as quoted by the Issuing Bank, during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Bank, times
(3) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by the L/C Participant pursuant to Section 2A.4(a) is not in fact made available to the Issuing Bank by such L/C Participant within three Banking Days after the date such payment is due, the Issuing Bank shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the Federal Funds Rate for the first three Banking Days after demand and at the Base Rate thereafter. A certificate of the Issuing Bank submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

      (c) Whenever, at any time after the Issuing Bank has made payable under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 2A.4(a), the Issuing Bank receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Bank), or any payment of interest on account thereof, the Issuing Bank will promptly distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Bank shall be required to be returned by the Issuing Bank, such L/C Participant shall return to the Issuing Bank the portion thereof previously distributed by the Issuing Bank to it. If the Issuing Bank shall fail to make any distribution to an L/C Participant when required under the preceding sentence, the Issuing Bank shall pay to such L/C Participant, on demand, such amount with interest thereon for the period until the Issuing Bank makes such payment at the Federal Funds Rate for the first three Banking Days after demand and at the Base Rate thereafter.

      2A.5   REIMBURSEMENT OBLIGATION OF THE BORROWER.

      (a) The Borrower agrees to reimburse the Issuing Bank on each date on which the Issuing Bank notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Bank for the amount of (1) such draft so paid and (2) any taxes, fees, charges or other costs or expenses incurred by the Issuing Bank in connection with such payment. Each such payment shall be made to the Issuing Bank at its address for notices specified herein in lawful money of the United States of America and in immediately available funds.

      (b) Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this Section from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate which would be payable on any outstanding Base Rate Loans which were then overdue.

      (c) Each drawing under any Letter of Credit shall constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 2.2 of Base Rate Loans in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the date of such drawing, and the requirement set forth in Section 2.2(a) that borrowings be in an amount not less than $1,000,000 or a whole multiple of $100,000 in excess thereof shall not apply to such borrowing.

      2A.6   OBLIGATIONS ABSOLUTE.

      (a) The Borrower's obligations under this Section 2A shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Bank or any beneficiary of a Letter of Credit.

      (b) The Borrower also agrees with the Issuing Bank that the Issuing Bank shall not be responsible for, and the Borrower's Reimbursement Obligations under Section 2A.5(a) shall not be affected by, among other things, (1) subject to Section 2A.7, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact provide to be invalid, fraudulent or forged, or (2) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred, or
(3) any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.

      (c) The Issuing Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Bank's gross negligence or willful misconduct.

      (d) The Borrower agrees that any action taken or omitted by the Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of Illinois, shall be binding on the Borrower and shall not result in any liability of the Issuing Bank to the Borrower.

      2A.7   LETTER OF CREDIT PAYMENTS.  If any draft shall be presented for payment under any Letter of Credit, the Issuing Bank shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Bank to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

      2A.8   APPLICATION.  To the extent that any provision of any
Application related to any Letter of Credit is inconsistent with the provisions of this Section 2A, the provisions of this Section 2A shall apply.


                                   SECTION 3

                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------

      To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

      3.1 FINANCIAL CONDITION. The Borrower Consolidated Financial Statements as of December 31, 1998 reported on by the Accountants, copies of which have heretofore been furnished to each Lender, are complete and correct and present fairly the Consolidated financial condition of the Borrower and its Consolidated Businesses as of such date, and the consolidated results of their operations and their consolidated cash flows for the Fiscal Year then ended. The Borrower Consolidated Financial Statements as of September 30, 1999 certified by a Responsible Officer, copies of which have heretofore been furnished to each Lender, are complete and correct and present fairly the consolidated financial condition of the Borrower and its Consolidated Businesses as of such date, and the consolidated results of their operations for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such Accountants or Responsible Officer, as the case may be, and as disclosed therein). Neither the Borrower nor any of its Consolidated Businesses had, at the date of the most recent balance sheet referred to above, any material Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto. Except as previously disclosed to the Administrative Agent in writing, during the period from December 31, 1998 and including the date hereof there has been no sale, transfer or other disposition by the Borrower or any of its Consolidated Businesses of any material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of the Borrower and its Consolidated Businesses as of December 31, 1998.

      3.2 NO CHANGE. Since September 30, 1999 there has been no development or event which has had or could have a Material Adverse Effect.

      3.3 CORPORATE EXISTENCE; COMPLIANCE WITH LAW. The Borrower (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the partnership power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign partnership and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, have a Material Adverse Effect.

      3.4 POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. The Borrower has the power and authority, and the legal right, to make, deliver and perform this Agreement, the Notes and each other Loan Document to which it is a party and to borrow hereunder and has taken all necessary partnership action to authorize the borrowings on the terms and conditions of this Agreement and the Notes and to authorize the execution, delivery and performance of this Agreement, the Notes and each other Loan Document to which it is a party. None of the execution, delivery, performance, validity or enforceability of the Loan Documents to which the Borrower is a party nor the borrowings under this Agreement (a) require the consent or approval of its partners or such consent or approval has been obtained,
(b) contravene its Partnership Agreement, or (c) require any consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person. This Agreement has been, and each other Loan Document to which it is a party will be, duly executed and delivered on behalf of the Borrower. This Agreement constitutes, and each other Loan Document to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

      3.5 NO LEGAL BAR. The execution, delivery and performance of the Loan Documents to which the Borrower is a party, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of the Borrower or of any of its Affiliates and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation other than any Liens created in favor of the Administrative Agent or the Lenders pursuant to the Loan Documents.

      3.6 NO MATERIAL LITIGATION. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Affiliates or against any of its or their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which could have a Material Adverse Effect.

      3.7 NO DEFAULT. Neither the Borrower nor any of its Affiliates is in default under or with respect to any of its Contractual Obligations in any respect which could have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

      3.8 OWNERSHIP OF PROPERTY; LIENS. Each of the Borrower, the Consolidated Businesses and the UJVs (other than the UJV which owns the Valencia Property) have good record and marketable title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and, except as disclosed in the Borrower Consolidated Financial Statements, none of such property is subject to any Lien voluntarily placed thereon or consented thereto by the Borrower. The Borrower, the Consolidated Business and the UJVs (other than the UJV which owns the Valencia Property) enjoy peaceful and undisturbed possession of all leased property necessary in any material respect in the conduct of their respective businesses. All such leases are valid and subsisting and are in full force and effect.

      3.9 NO DEFAULT ON OUTSTANDING JUDGMENTS OR ORDERS. The Borrower has satisfied all judgments which could have a Material Adverse Effect and which are not being appealed and is not in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any court, arbitrator or federal, state, municipal or other Governmental Authority, commission, board, bureau, agency or instrumentality, domestic or foreign, in each case, which could have a Material Adverse Effect.

      3.10 NO BURDENSOME RESTRICTIONS. No Requirement of Law or Contractual Obligation of the Borrower or any of its Affiliates has a Material Adverse Effect.

      3.11 TAXES. Each of the Borrower, the Consolidated Businesses and the UJVs (other than the UJV which owns the Valencia Property) have filed or caused to be filed all material tax returns which, to the knowledge of the Borrower, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower, its Consolidated Businesses or the UJVs (other than the UJV which owns the Valencia Property), as the case may be); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

      3.12 FEDERAL REGULATIONS. No part of the proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation G or Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-1 or FR Form U-1 referred to in said Regulation G or Regulation U, as the case may be.

      3.13   ERISA.

      (a) (i)No "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan;

             (ii) No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC has arisen, during such five-year period;

             (iii) Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made;

             (iv) To the best of the Borrower's knowledge, no such multiemployer Plan is in Reorganization or Insolvent;

      and any such event or condition described in clause (i), (ii), (iii) or (iv) is reasonably likely to give rise to material liability to the Borrower.

      (b) No Reportable Event which is reasonably likely to give rise to a Material Adverse Effect has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan.

      (c) Each Plan has complied in all material respects with the applicable provisions of ERISA and the Code, except as would not reasonably be likely to give rise to a Material Adverse Effect.

      3.14 INVESTMENT COMPANY ACT; OTHER REGULATIONS. The Borrower is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board of Governors of the Federal Reserve System) which limits its ability to incur Indebtedness.

      3.15 SOLVENCY. The Borrower is, and upon consummation of the transactions contemplated by this Agreement, the other Loan Documents and any other documents, instruments or agreements relating thereto, will be, Solvent.

      3.16 PURPOSE OF LOANS. The proceeds of the Loans will be used by the Borrower for working capital and general corporate and partnership purposes in the ordinary course of business including without limitation for acquisition and development of properties and for distributions purposes.

      3.17 ENVIRONMENTAL MATTERS. Except as set forth in any Environmental Report:

      (a) to the best knowledge of the Borrower (after diligent inquiry), the Collateral Properties do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations which (i) constitute or constituted a violation of, or
(ii) could reasonably be expected to give rise to liability under, any Environmental Law.

      (b) to the best knowledge of the Borrower (after diligent inquiry), the Collateral Properties and all operations at the Collateral Properties are in compliance, and have in the last five (5) years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under, upon or over the Collateral Properties or violation of any Environmental Law with respect to the Collateral Properties.

      (c) neither the Borrower nor any of its Affiliates has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Collateral Properties, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.

      (d) to the best knowledge of the Borrower (after diligent inquiry), Materials of Environmental Concern have not been transported or disposed of from the collateral Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, any Environmental Law, nor have any materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Collateral Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law.

      (e) no judicial proceeding or governmental or administrative action is pending or, to the best knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Affiliate is or will be named as a party with respect to the Collateral Properties, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Collateral Properties.

      (f) to the best knowledge of the Borrower (after diligent inquiry), there has been no release or threat of release of materials of Environmental Concern at or from the Collateral Properties, or arising from or related to the operations of the Borrower or any of its Consolidated Businesses in connection with the Collateral Properties, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws.

      (g) to the best knowledge of the Borrower (after diligent inquiry) and except as previously disclosed to the Administrative Agent in writing, each of the representations and warranties set forth in clauses (a) through
(f) of this Section is true and correct with respect to each parcel of real property owned or operated by the Borrower, the Consolidated Businesses and the UJVs (other than the Collateral Properties and the Valencia Property), except to .the extent that the facts and circumstances giving rise to any such failure to be so true and correct would not have any reasonable likelihood of having a Material Adverse Effect.

      For purposes of this Section, a matter shall be deemed to be within "the best knowledge of the Borrower" only if such matter is known by any of
(i) the on-site property manager of the property or Collateral Property, as the case may be, to which such matter relates, (ii) Adam S. Metz or his successor as Executive vice President and Chief Financial officer of URB,
(iii) Michael Hilborn or his successor as general counsel of URB or
(iv) Matthew S. Dominski or his successor as President and Chief Executive Officer of URB.

      3.18 REGULATION H. No Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

      3.19 VALID EXISTENCE OF AFFILIATES. As of the Closing Date, the only material Affiliates of the Borrower (other than URB, the Management Company and the Owners) are listed on Schedule 4 hereto. Each such Affiliate is a partnership or limited liability company duly organized and existing in good standing under the laws of the jurisdiction of its formation. As to each such Affiliate, its correct name, the jurisdiction of its formation and the Borrower's percentage of beneficial interest therein are set forth on said Schedule. The Borrower and each of its material Affiliates have the power to own their respective properties and to carry on their respective businesses now being conducted. Each of the Borrower and its material Affiliates is duly qualified as a foreign partnership or limited liability company to do business and is in good standing in every jurisdiction in which the nature of the respective businesses conducted by it or its respective properties, owned or held under lease, make such qualification necessary.

      3.20 INSURANCE. The Borrower and each of the Consolidated Businesses and the UJVs (other than the UJV which owns the Valencia Property) has in force paid insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated.

      3.21 ACCURACY OF INFORMATION; FULL DISCLOSURE. All information, reports and other papers and data with respect to the Borrower, the Collateral Properties and its Consolidated Businesses (other than projections) furnished to the Lenders by the Borrower were, at the time the same were so furnished or as of the date of such report or information, complete and correct in all material respects, or have been subsequently supplemented by other information, reports or other papers or data, to the extent necessary to give the Lenders a true and accurate knowledge of the subject matter of such information, reports, or other papers and data in all material respects. All projections with respect to the Borrower, the Collateral Properties and its Consolidated Businesses, furnished to the Lenders by or on behalf of the Borrower, as supplemented, were prepared and presented in good faith by the Borrower, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. No fact is known to the Borrower which has or is reasonably likely to have a Material Adverse Effect, which has not been set forth in the financial statements referred to in Section 3.1 or in such information, reports, papers and data or otherwise disclosed in writing to the Lenders prior to the Effective Date. Neither this Agreement nor any documents, financial statements, reports, notices, schedules, certificates, statements or other writings furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby, or required herein to be furnished by or on behalf of the Borrower, contains any untrue or misleading statement of a material fact or omits a material fact necessary to make the statements herein or therein not misleading. There is no fact known to the Borrower which the Borrower has not disclosed to the Administrative Agent and the Lenders in writing which materially affects adversely nor, so far as the Borrower can now foresee, will materially affect adversely the business, prospects, profits or financial condition of the Borrower or the ability of the Borrower to perform this Agreement and the other Loan Documents.

      3.22 SECURITY INTERESTS. At all times after execution and delivery of the Security Documents by the Loan Parties thereto and completion of the filings and recordings listed on Schedule 9, the security interests created for the benefit of the Administrative Agent and the Lenders pursuant to the Security Documents will constitute valid, perfected security interests in the collateral subject thereto, subject to no other Liens whatsoever.

      3.23 THIRD PARTY REPRESENTATIONS. Each of the representations and warranties made by each Guarantor in its Guarantee and by each Loan Party in its Security Documents is true and correct in all material respects.


                                   SECTION 4

                             CONDITIONS PRECEDENT
                             --------------------

      4.1 CONDITIONS TO INITIAL LOANS. The agreement of each Lender to make the initial Loan requested to be made by it is subject to the satisfaction, immediately prior to or concurrently with the making of such Loan on the Effective Date, of the following conditions precedent:

      (a)    LOAN DOCUMENTS.  The Administrative Agent shall have received

             (i) this Agreement, executed and delivered by a duly authorized signatory of the Borrower, with a counterpart for each Lender,
(ii) each of the Guarantees, each executed and delivered by a duly authorized officer or signatory, as the case may be, of the party thereto, with a counterpart or a conformed copy for each Lender, (iii) each of the Mortgage and Assignment Amendments, each executed and delivered by a duly authorized officer or signatory, as the case may be, of the party thereto, with a counterpart or a conformed copy for each Lender, (iv) the Notes, each executed and delivered by a duly authorized signatory of the Borrower (and each such Note shall have been delivered to the applicable Lender),
(v) the New York Square Beneficial Interest Assignment, executed and delivered by a duly authorized officer or signatory, as the case may be, of each party thereto, with a counterpart or a conformed copy for each Lender and (vi) the Environmental Indemnity Agreement, executed and delivered by a duly authorized officer or signatory, as the case may be, of each of the Borrower and URB, with a counterpart or a conformed copy for each Lender.

      (b) BORROWING CERTIFICATE. The following statements shall be true and the Administrative Agent shall have received a certificate dated the Effective Date signed by a duly authorized signatory of the Borrower stating, to the best of the certifying party's knowledge, the following:
(i)All representations and warranties contained in this Agreement and in each of the other Loan Documents are true and correct in all material respects on and as of the Effective Date as though made on and as of such date,

             (ii) No Default or Event of Default has occurred and is continuing, or could result from the transactions contemplated by this Agreement and the other Loan Documents, and

             (iii) No event has occurred which has had a Material Adverse
Effect.

      (c) ORGANIZATIONAL DOCUMENTS OF THE BORROWER. The Administrative Agent shall have received, with a counterpart for each Lender, copies of all documents, in form and substance satisfactory to the Administrative Agent, evidencing partnership action taken by the Borrower authorizing
(i) the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (ii) the borrowings contemplated hereunder, all of which documents shall be certified as of the Effective Date, which certificate shall be in form and substance satisfactory to the Administrative Agent and shall state that the documents thereby certified have not been amended, modified, revoked or rescinded.

      (d) BORROWER INCUMBENCY CERTIFICATE. The Administrative Agent shall have received a certificate of the Borrower, dated the Effective Date, as to the incumbency and signature of the signatories of the Borrower executing any Loan Documents satisfactory in form and substance to the Administrative Agent, executed by the Secretary or Assistant Secretary of the Partner.

      (e) EVIDENCE OF FORMATION OF THE BORROWER. The Administrative Agent shall have received certified (as of the Effective Date) copies of the following documents with reference to the Borrower:

             (i) the Partnership Agreement including all amendments and attachments, certified by the Partner;

             (ii) the partnership certificate including all amendments, certified by an official in whose office it is filed or recorded;

             (iii) any certificates filed or recorded or required to be filed or recorded by such partnership in the state of its formation and the states where the Collateral Properties are located in order for it to do business in those states, to the extent so required; and

             (iv) any consents by other partners required for the borrowing contemplated by this Agreement and the execution, delivery and performance of the Loan Documents to which the Borrower is a party.

      (f) OTHER ORGANIZATIONAL DOCUMENTS. For each Partner and Loan Party that is a corporation, the Administrative Agent shall have received copies of the following documents:

             (i) the certificate of incorporation including all amendments, certified by the Secretary of State of the state of its incorporation, together with a certificate of such Secretary of State to the effect that such corporation is in good standing;

             (ii)  by-laws certified by the secretary of such corporation;

             (iii) certified resolutions by the shareholders or directors of such corporation authorizing the consummation of the transactions contemplated by this Agreement and the Loan Documents to which such Loan Party or Partner, as the case may be, is a party; and

             (iv) a certificate as to the incumbency and genuineness of the signature of each officer executing each Loan Document executed by such corporation;

      for any Partner or Loan Party that is a partnership, with respect to each such entity the Administrative Agent shall have received:

             (i) the partnership agreement including all amendments and attachments, certified by a general partner;

             (ii) the partnership certificate including all amendments, certified by an official in whose office it is filed or recorded;

             (iii) any certificates filed or recorded or required to be filed or recorded by such partnership in the state of its formation and, in the case of the Limited Recourse Guarantors, the state where any Collateral Property with reference to which such Limited Recourse Guarantor is an owner is located in order for it to do business in those states;

             (iv) any consents by other partners required for the borrowing contemplated by this Agreement and the execution, delivery and performance of the Loan Documents to which such Loan Party or Partner, as the case may be, is a party; and

             (v) if requested by the Administrative Agent, an acknowledgement by each of the Partners of his or its continued membership in the Borrower;

      for any Partner or Loan Party that is a limited liability company, with respect to each such entity the Administrative Agent shall have received:

             (i) the operating agreement including all amendments and attachments, certified by the manager or managing member;

             (ii) any certificate of formation issued to limited liability companies by the state of organization of such entity, together with a certificate of good standing, if available, from the relevant Secretary of State; and

             (iii) any consents by any other members required for the borrowing contemplated by this Agreement and the execution, delivery and performance of the Loan Documents to which such Loan Party or Partner, as the case may be, is a party.

      and, for any Partner or Loan Party that is a trust, with respect to each such entity the Administrative Agent shall have received:

             (i) a certified copy of the trust agreement establishing such trust; and

             (ii) a letter of direction from the owner of the beneficial interests in such trust to the trustee, directing the trustee to execute the Loan Documents to which such trust is a party.

      (g) FEES AND EXPENSES. The Administrative Agent shall have received the fees to be received on the Effective Date referred to in
Section 2.3 and all fees and expenses incurred by the Administrative Agent (including without limitation, the fees and expenses of legal counsel).

      (h) LEGAL OPINIONS. The Administrative Agent shall have received the following executed legal opinions:

             (i) the executed legal opinion of Michael Hilborn, in form and substance satisfactory to the Administrative Agent;

             (ii) the executed legal opinion of Katten Muchin & Zavis, in form and substance satisfactory to the Administrative Agent;

             (iii) the executed legal opinion of White & Case, as local Florida counsel in form and substance satisfactory to the Administrative Agent;

             (iv) the executed legal opinion of Taft, Stetteinius & Hollister, LLP, as local Ohio counsel, in form and substance satisfactory to the Administrative Agent; and

             (v) the executed legal opinion of Armstrong Allen Prewitt Gentry Johnston & Holmes, as local Tennessee counsel, in form and substance satisfactory to the Administrative Agent.

      Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

      (i) ACTIONS TO PERFECT LIENS. The Administrative Agent shall have received evidence in form and substance satisfactory to it that all filings, recordings, registrations and other actions, including, without limitation the filing of UCC-3 assignments duly executed by the Prior Administrative Agent of all UCC-1 financing statements delivered pursuant to the Prior Agreement, necessary or, in the opinion of the Administrative Agent, desirable to perfect the Liens created by the Security Documents shall have been completed.

      (j) SURVEYS. The Administrative Agent shall have received a copy of each survey delivered under the Prior Agreement recertified to the Administrative Agent, together with a certificate of the Borrower that no material changes in the location or configuration of the improvements on the properties subject to the Mortgages have occurred since the date of the prior survey. The Administrative Agent shall have also received an updated Survey for the Service Merchandise Plaza Property including the Office Depot parcel and a new survey for the Brandon Thomasville Property each to be satisfactory to, and certified to, the Administrative Agent.

      (k) TITLE INSURANCE POLICY. The Administrative Agent shall have received in respect of each of the Initial Collateral Properties an endorsement to the existing mortgagee's title policy (or policies) reflecting the recording of the applicable Mortgage and Assignment Amendments, adding the Office Depot Property and the Brandon Thomasville Property as insured parcels to the applicable policies, increasing the amount of insurance thereunder to an aggregate amount not less than $25,000,000 for the Initial Collateral Properties outside Florida and for the Initial Collateral Properties in Florida, an aggregate amount of $125,000,000, showing no exceptions to title other than those permitted under the Mortgages, except such as may be approved by the Administrative Agent, naming the Administrative Agent for the benefit of the Lenders as the insured under such policy and reflecting any parcels added thereto.
The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such endorsements, and all charges for mortgage recording tax, if any, have been paid.

      (l) FLOOD INSURANCE. If any portion of any of the Initial Collateral Properties is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, the Administrative Agent shall have received (i) a policy of flood insurance which (A) covers any parcel of improved real property which is encumbered by any Mortgage (B) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage which is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the Act, whichever is less, and (C) has a term ending not later than the maturity of the indebtedness secured by such Mortgage and
(ii) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board of Governors of the Federal Reserve System. To the extent any Initial Collateral Property is not located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other agency, the certification of the survey of such Collateral Property to be delivered pursuant to clause (j) above shall include confirmation of such fact.

      (m) COPIES OF DOCUMENTS. The Administrative Agent shall have received a copy of all recorded documents with respect to the Initial Collateral Properties since the documents referred to, or listed as exceptions to title in, the title policy or policies referred to in
Section 4.1(k) and a copy, certified by such parties as the Administrative Agent may deem appropriate, of all other documents affecting the property covered by each Mortgage.

      (n) LIEN SEARCHES. The Administrative Agent shall have received the results of a recent search by a Person satisfactory to the Administrative Agent, of the Uniform Commercial Code, judgement and tax lien filings which may have been filed with respect to personal property of the Borrower, any other Loan Party or any Partner and the results of such search shall be satisfactory to the Administrative Agent.

      (o) INSURANCE. The Administrative Agent shall have received evidence in form and substance satisfactory to it that all of the requirements of Section 5 of each of the Mortgages shall have been satisfied.

      (p) AUTHORIZATION LETTER. The Administrative Agent shall have received the Authorization Letter, duly executed by the Borrower.

      (q) REQUEST FOR ADVANCE. The Administrative Agent shall have received a request for an advance in accordance with Section 2.2.

      (r) SOLVENCY CERTIFICATE. A Solvency Certificate, duly executed, from the Borrower.

      (s) ADDITIONAL DOCUMENTATION. The Administrative Agent shall have received such other approvals, opinions or documents as the Administrative Agent or any Lender may reasonably request.

      (t) APPRAISALS. The Administrative Agent shall have received current Appraisals which shall indicate a value for each of the Initial Collateral Properties acceptable to the Lenders and shall comply in all respects with the standards for real estate appraisals established pursuant to the Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

      (u) ENVIRONMENTAL REPORT/CERTIFICATION. The Administrative Agent shall have received, at the Borrower's expense (i) an updated detailed report and certification prepared by IVI and satisfactory to the Lenders by IVI with regard to Materials of Environmental Concern affecting the Brandon Collateral Properties and the Service Merchandise Plaza Property, which shall include, inter alia, a certification that IVI has obtained and examined the list of prior owners and tenants, and has made an on-site physical examination of the relevant Collateral Property and improvements thereon, and a visual observation of the surrounding areas, and disclosing the extent of past or present Materials of Environmental Concern activities or the presence of Materials of Environmental Concern and (ii) for all other Initial Collateral Properties letters from the environmental consultants preparing the existing reports delivered under the Prior Agreement addressed to the Administrative Agent and authorizing the Administrative Agent to rely on such reports. The Lenders acknowledge that Service Merchandise Plaza may require additional environmental assessment and testing which will not be completed until after the Effective Date and agree that such Property may continue to be included in Collateral Properties pending completion of such additional assessment and testing. Preliminary results of such additional testing indicate that remediation should not be necessary. However, if the final results thereof indicate that remediation is necessary, and the terms of the Borrower's proposed remediation are not satisfactory to the Administrative Agent, the Required Lenders may elect on 60 days prior notice to the Borrower to remove and release such Property from the Collateral Properties and upon such removal and release the Borrower shall make the same payment as would be required under Section 2.8(c) on the voluntary release of such Property.

      (v)    LEASES AND REAs.  The Administrative Agent shall have received
(i) the current standard lease form used in respect of each of the Initial Collateral Properties; (ii) copies of all Major Leases and operating agreements in respect of each of the Initial Collateral Properties and
(iii) in the case of all Major Leases and tenants thereunder, (A) tenant estoppel certificates in form and substance acceptable to the Administrative Agent, provided that tenant estoppel certificates for those Initial Collateral Properties other than the Brandon Collateral Properties shall not be required for the initial Loans, but shall be delivered no later than April 28, 2000, and that lease and REA estoppels from Service Merchandise at the Service Merchandise Plaza Property will not be required so long as the Borrower uses all reasonable efforts to obtain an estoppel letter from any assignee under the Service Merchandise lease or any successor owner, and (B) upon request of the Administrative Agent and to the extent in the possession of the Borrower, URB, the Management Company or the Owner of the relevant Collateral Property, current, certified financial statements of the tenant and of any guarantor of its obligations.

The Administrative Agent shall have received (i) current estoppel letters with respect to those leases and/or operating agreements between BSCP and Sears and (ii) current estoppel letters with respect to reciprocal easement agreements at Brandon Town Center and Brandon Plaza Property, in each case, satisfactory in form and substance to the Administrative Agent.

      (w) RENT ROLL. The Administrative Agent shall have received a current, certified rent roll for each of the Initial Collateral Properties indicating, among other things, the tenant, status, date, term, square footage, options, rental and other material economic terms of all leases.

      (x) PRIOR AGREEMENT. The Administrative Agent shall have received a written acknowledgement from each lender under the Prior Agreement that is not a Lender hereunder that such lender is not continuing as a party hereto and satisfactory evidence that all amounts due to such exiting lenders under the Prior Agreement have been paid, or will be paid on the Effective Date from the initial Loans hereunder.

      4.2 CONDITIONS TO EACH LOAN. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

      (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by the Borrower and each of the Loan Parties in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

      (b) NO DEFAULT. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

      (c) ADVANCE REQUEST. The Administrative Agent shall have received a request for an advance in accordance with Section 2.2.

      (d) CONDITIONS TO INITIAL LOANS. All conditions of Section 4.1 shall have been and remain satisfied as of the date of the advance;

      (e) TITLE INSURANCE; NOTICE OF FUTURE ADVANCE. If any such extension of credit would cause the aggregate principal amount of all Loans and all L/C Obligations then outstanding to exceed $125,000,000 (or such greater amount on which Florida documentary tax has been paid) the Administrative Agent shall have received evidence that (i) the aggregate amount of title insurance on the Collateral Properties has been increased to equal or exceed such greater outstanding amount and (ii) an appropriate Notice of Future Advance has been recorded for each Collateral Property in Florida reflecting such increase.

      (f) ADDITIONAL MATTERS. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

      Each borrowing by and Letter of Credit issued on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section have been satisfied.

      4.3 DEEMED REPRESENTATIONS. Each request by the Borrower for, and acceptance by the Borrower of, an advance of proceeds of the Loans shall constitute a representation and warranty by the Borrower that, as of both the date of such request and the date of the advance (a) no Default or Event of Default has occurred and is continuing, and (b) each of representations and warranties contained in this Agreement or the other Loan Documents is true and correct in all material respects.


                                   SECTION 5

                             AFFIRMATIVE COVENANTS
                             ---------------------

      The Borrower hereby agrees that, so long as the Commitments remain in effect, any Note or any Letter of Credit remains outstanding, or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, the Borrower shall and shall cause each of its Consolidated Businesses and, to the extent the Borrower may alone direct such action, shall cause each of the UJVs to:

      5.1 REPORTING AND MISCELLANEOUS DOCUMENT REQUIREMENTS. Furnish directly to each of the Lenders:

      (a) ANNUAL FINANCIAL STATEMENTS. As soon as available, but in any event not later than ninety (90) days after the end of each Fiscal Year, a copy of the Borrower Consolidated Financial Statements as of the end of and for such Fiscal Year, in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior Fiscal Year and audited by the Accountants;

      (b) QUARTERLY FINANCIAL STATEMENTS. As soon as available, but in any event not later than sixty (60) days after the end of each calendar quarter (other than the last quarter of the Fiscal Year), the unaudited Borrower Consolidated Financial Statements as of the end of and for such calendar quarter, in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior Fiscal Year and certified by a Responsible Officer as being fairly stated in all material respects;

(c) STATEMENT OF GROSS ASSET VALUE. As soon as available, but in any event not later than May lst of each year, the Borrower shall deliver to the Administrative Agent and to Lenders' Valuation Consultant the
Borrower's determination of Gross Asset Value as of January 1 of such year.

The Borrower shall simultaneously deliver to the Lenders' Valuation Consultant all information and supporting documentation required by the Lenders' Valuation Consultant in order to prepare within 45 days of receipt of such information and in any event not later than June 1st of such year, a statement by the Lenders' Valuation Consultant setting forth its calculation of Gross Asset Value. The Borrower's information shall include individual projections of at least ten (10) years for each property contributing to Gross Asset Value (but only to the extent projections are then available in the case of properties recently acquired) and a summary of material assumptions, and a one (1) page summary of its analysis for each of the individual assets contributing to Gross Asset Value;

      (d) CERTIFICATE OF NO DEFAULT AND FINANCIAL COMPLIANCE. Within sixty (60) days after the end of each of the first three quarters of each Fiscal Year and within ninety (90) days after the end of each Fiscal Year, a certificate of the Borrower's chief financial officer or Treasurer substantially in the form of Exhibit B-1 hereto and otherwise acceptable to the Administrative Agent (i) stating that, to the best of his or her actual knowledge, no Default or Event of Default has occurred and is continuing, or if a Default or Event Of Default has occurred and is continuing, specifying the nature thereof and the action which is proposed to be taken with respect thereto; (ii) stating that the covenants contained in
Section 6 and in Section 7 have been complied with and, with reference to covenants contained in Section 7, including computations in reasonable detail demonstrating such compliance; and (iii) setting forth the details of all items comprising Total Outstanding Indebtedness (including amount, maturity, interest rate and amortization requirements), Derived Ground Lease Debt, Combined EBITDA, Interest Expense, and, with reference to the certificate to be delivered within ninety (90) days after the end of a Fiscal Year, the taxable income of the Borrower and its Consolidated Businesses for such Fiscal Year;

      (e) CERTIFICATE OF ACCOUNTANTS. Simultaneously with the delivery of the annual financial statements required by clause (a) of this Section, a statement of the Accountants who audited such financial statements comparing the computations set forth in the financial compliance certificate required by clause (d) of this Section to the audited financial statements required by clause (a) of this Section (where such information appears in such financial statements);

      (f) PROJECTIONS. Not later than the date of delivery of the financial statements for the preceding Fiscal Year, a copy of the projections by the Borrower of the Collateral Properties NOI and the Interest Expense for the current Fiscal Year; such projections to be accompanied by a certificate of a Responsible Officer to the effect that such projections have been prepared on the basis of sound financial planning practice and that such Responsible Officer has no reason to believe they are incorrect or misleading in any material respect;

      (g) COPIES OF FILINGS. Within ten (10) days after the same are filed, copies of all financial statements and reports which the Borrower or URB may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

      (h) ADDITIONAL FINANCIAL INFORMATION. Promptly, such additional financial and other information as any Lender may from time to time reasonably request;

      (i)    COLLATERAL PROPERTY INFORMATION.  For each Collateral Property
(i) as soon as available, but in any event not later than sixty (60) days after the end of each calendar quarter, the most recent (a) tenant sales report summary and a certified rent roll substantially in the form of Exhibit C and otherwise reasonably acceptable to the Administration Agent indicating, among other things, the tenant, status, date, term, square footage, options, rental and other material economic terms of all leases,
(b) unaudited financial statements or cash-basis operating statements and
(c) property leasing report and (ii) as soon as available, but in any event not later than ninety (90) days after the end of each calendar year,
(a) annual audited financial statements and (b) an annual appraisal report, if performed (in all cases above, except in the case of clause (ii)(a), substantially in the form as previously provided to the Administrative Agent and in the case of clauses (i)(b) and (ii)(a), to the extent available, such financial statements shall be prepared in accordance with
GAAP); provided that in the case of clause (ii)(a), the Borrower may deliver one audited financial statement covering all the Collateral Properties so long as the relevant financial information contained in such statement is set forth on a property-by-property basis in the notes to such statement;

      (j) CAPITAL EXPENDITURES. As soon as practicable, but in any event not later than ninety (90) days after the end of each Fiscal Year (A) a statement of Capital Expenditures of the Borrower for the Fiscal Year then ended and (B) a budget of forecasted Capital Expenditures of the Borrower for the immediately succeeding Fiscal Year;

      (k) ADDITIONAL AUDITS. If the report of the Accountants delivered in connection with the audit of the Borrower Consolidated Financial Statements delivered under clause (a) of this Section is qualified, then the Borrower shall deliver to the Lender, along with such Borrower Consolidated Financial Statements, a statement of independent public accountants (other than the Accountants) acceptable to the Administrative Agent, as to the absence of any Defaults or Events of Default; and

      (l) BORROWING BASE CERTIFICATE. As soon as practicable, but in any event not later than thirty (30) days after the end of each calendar quarter, a Borrowing Base Certificate, substantially in the form of Exhibit D, as of the last day of such calendar quarter.

      5.2 PAYMENT OF COSTS. Pay all costs and expenses required for the satisfaction of the conditions of this Agreement.

      5.3 PAYMENT OF OBLIGATIONS. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Consolidated Businesses, as the case may be.

      5.4 CONDUCT OF BUSINESS; MAINTENANCE OF EXISTENCE, COMPLIANCE WITH REQUIREMENTS OF LAW; PAYMENT OF TAXES. Continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its legal existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business; comply with all Contractual Obligations and Requirements of Law (such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or its property) except to the extent that failure to comply therewith could not, in the aggregate, have a Material Adverse Effect.

      5.5 MAINTENANCE OF PROPERTY; INSURANCE. Keep all property useful and necessary in its business in good working order and condition; maintain and keep in force, and cause each of its Consolidated Businesses to maintain and keep in force, with financially sound and reputable insurance companies insurance on all its or their property, as the case may be, in at least such amounts and against at least such risks (but including in any event public liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to each Lender, upon written request, full information as to the insurance carried.

      5.6 INSPECTION OF PROPERTY; BOOKS AND RECORDS; DISCUSSIONS. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time, upon reasonable prior notice and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Consolidated Businesses with officers and employees of the Borrower and its Consolidated Businesses and with its independent certified public accountants.

      5.7    NOTICES.  Promptly give notice to the Administrative Agent of:

      (a)    the occurrence of any Default or Event of Default;

      (b) any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Consolidated Businesses or
(ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Consolidated Businesses and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could have a Material Adverse Effect;

      (c) any litigation or proceeding affecting the Borrower or any of its Consolidated Businesses in which the amount involved is $1,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought or which could have a Material Adverse Effect;

      (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof:
(i) the occurrence or expected occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any material required contribution to a Single Employer Plan, the creation of any Lien in favor of the PBGC with respect to a Single Employer Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan; or (ii) the institution of proceedings or the taking of any other action by the PBGC or, in the case of a distress termination, the Borrower or any Commonly Controlled Entity, to terminate any Single Employer Plan, but only to the extent such occurrence, expected occurrence, proceedings or other action, in each case, described in clause (i) or (ii), together with all other such occurrences, expected occurrences, proceedings or other actions, is reasonably likely to have a material Adverse Effect;

      (e) any development or event which has had or could have a Material Adverse Effect;

      (f) any Disposition or Acquisition of assets (other than Acquisitions or Dispositions of investments such as certificates of deposit, Treasury securities and money market deposits in the ordinary course of the Borrower's cash management) in excess of Twenty Five Million Dollars ($25,000,000) together with, in the case of any Acquisition of such an asset, if requested by the Administrative Agent, copies of the agreements governing the Acquisition and historical financial information and the Borrower's projections with respect to the property acquired;

      (g) promptly after becoming aware of the same, the bankruptcy, insolvency or cessation of operations of any tenant in any property of the Borrower or in which the Borrower has an interest to which five percent (5%) or more of minimum rent payable to the Borrower directly or through its Consolidated Businesses or any UJV is attributable;

      (h) thirty (30) days, prior thereto, any change in the chief executive office or principal place of business of the Borrower; and
(i)as soon as possible and in any event within five (5) days after receipt, copies of all Environmental Notices received by the Borrower which are not received in the ordinary course of business and which relate to a situation which is likely to result in a Material Adverse Effect.

      Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto. The Administrative Agent shall promptly forward to the Lenders a copy of each notice delivered to it pursuant to this Section.

      5.8    ENVIRONMENTAL LAWS.

      (a) Comply with, and use reasonable efforts to require compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and use reasonable efforts to require that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

      (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

      5.9 YEAR 2000 PROBLEM. The Borrower has reviewed the areas within its business and operations which could be adversely affected by, and has developed a program to address, the "Year 2000 Problem" (that is, the risk that computer applications used by the Borrower may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999), and has made related appropriate inquiry of material suppliers and vendors. Based on such review and program, the Borrower believes that the Year 2000 Problem will not have a material adverse affect on the Borrower. From time to time so long as any Lender is required by law or regulation to collect such information, at the request of the Administrative Agent, the Borrower shall provide to the Administrative Agent such updated information or documentation as is reasonably requested regarding the status of its efforts to address the Year 2000 Problem.


                                   SECTION 6

                              NEGATIVE COVENANTS
                              ------------------

      The Borrower hereby agrees that, so long as the Commitments remain in effect, any Note or any Letter of Credit remains outstanding, or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, the Borrower shall not, and shall not permit any of its Consolidated Businesses to, and, to the extent the Borrower may alone prevent such action, shall not permit any of the UJVs to, directly or indirectly:

      6.1 LIMITATION ON FUNDAMENTAL CHANGES. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or make any material change in its present method of conducting business, except any Affiliate of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity) or with or into any one or more wholly owned Affiliate of the Borrower (provided that the wholly owned Affiliate or Affiliates shall be the continuing or surviving entity).

      6.2 LIMITATION ON SALE OF ASSETS. Effect a Disposition of any of its now owned or hereafter acquired assets, including assets in which the Borrower owns a beneficial interest through its ownership of interest in joint ventures, if, after giving effect thereto, the aggregate of the values used in calculating Gross Asset Value of all assets so disposed of since the Effective Date would exceed twenty-five percent (25%) of Gross Asset Value then in effect.

      6.3 LIMITATION ON INVESTMENTS, LOANS AND ADVANCES. Make any loan or advance to any Person or purchase or otherwise acquire any capital stock, assets, obligations or other securities of, make any capital contribution to, or otherwise invest in, or acquire any interest in, any Person (any such transaction, an "Investment") if such Investment constitutes the acquisition of a minority interest in a Person (a "Minority Interest") and the amount of such Investment, together with the value of all other Minority Interests acquired after the Effective Date contributing to Gross Asset Value, would exceed ten percent (10%) of Gross Asset Value then in effect. A fifty percent (50%) beneficial interest in a Person, in connection with which the holder thereof exercises joint control over such Person with the holder(s) of the other fifty percent (50%) beneficial interest, shall not constitute a Minority Interest for purposes of this Section.

      6.4 INTEREST RATE HEDGING. At any time, permit or suffer indebtedness in an amount greater than fifteen percent (15%) of Gross Asset Value then in effect to not be "hedged". For purposes of this Section, "hedged" shall mean bearing interest at an effective fixed rate, either pursuant to the debt instrument itself or through the operation of a "cap", "collar", "swap" or comparable interest rate protection contract, such debt instrument, or instrument creating the "cap", "collar", "swap" or comparable interest rate protection contract, as the case may be, having an original term of at least twelve (12) months.

      6.5 PARTNERSHIP DOCUMENTS. Amend the Partnership Agreement in any material respect.

      6.6 LIMITATION ON TRANSACTIONS WITH CONSOLIDATED BUSINESSES. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any of its Affiliates or any UJV unless such transaction is (a) otherwise permitted under this Agreement or, (b) (i) in the ordinary course of the business of the Borrower or such Affiliate or UJV, as the case may be, and
(ii) upon fair and reasonable terms no less favorable to the Borrower or such Affiliate or UJV, as the case may be, than it would obtain in a comparable arm's length transaction with a Person which is not one of its Affiliates or a UJV, as the case may be.

      6.7 LIMITATION ON CHANGES IN FISCAL YEAR. Permit the fiscal year of the Borrower and URB to end on a day other than December 31.


                                   SECTION 7

                              FINANCIAL COVENANTS
                              -------------------

      So long as any of the Notes shall remain unpaid, or the Commitments remain in effect, or any other amount is owing by the Borrower to the Administrative Agent or any Lender under this Agreement or under any other Loan Document, the Borrower shall not permit or suffer:

      7.1 NET WORTH. As of the end of any calendar quarter, Net Worth to be less than Seven Hundred Fifty Million Dollars ($750,000,000).

      7.2 RATIO OF TOTAL OUTSTANDING INDEBTEDNESS TO GROSS ASSET VALUE. As of the end of any calendar quarter, the ratio of Total Outstanding Indebtedness at such time to Gross Asset Value then in effect to exceed .60 to 1.0.

      7.3    RATIO OF COLLATERAL PROPERTIES EBITDA TO INTEREST ON THE LOANS.

As of the end of any calendar quarter, the ratio of (a) Collateral Properties EBITDA for such calendar quarter to (b) interest accruing on the Loans during such calendar quarter (taking into account any "swap", "cap", "collar" or comparable interest rate protection contract, so long as the Borrower's rights under the same have been collaterally assigned to the Lenders) to be less than 1.4 to 1.0.

      7.4 RATIO OF COMBINED EBITDA TO INTEREST EXPENSE. As of the end of any calendar quarter, the ratio of (a) Combined EBITDA to (b) the sum of
(i) Total Ground Lease Liabilities and (ii) Interest Expense, each for the calendar quarter then ended, to be less than 1.85 to 1.0; or

      7.5 DIVIDEND PAYOUT TO DILUTED FUNDS AVAILABLE FOR DISTRIBUTION. As of the last day of each of any two consecutive fiscal quarters, the ratio of (i) Dividend Payout for the four fiscal quarters immediately preceding such date to (ii) the "Diluted funds available for distribution excluding other gains" for such four fiscal quarter period, as such amount is set forth on the Borrower Consolidated Financial Statements for such four quarters, to exceed 0.9 to 1.0; or

      7.6 COLLATERAL PROPERTIES DEBT YIELD. As of the end of any calendar quarter during the indicated periods, Collateral Properties Debt Yield to be less than thirteen percent (13%).

      The Borrower and the Administrative Agent agree that the covenants set forth in Section 7 shall be calculated substantially in the manner set forth in the exemplary calculations of such covenants set forth in Exhibit B-2 hereto. The Borrower agrees to give the Administrative Agent prior written notice of any proposed change in the method of calculating "Diluted funds available for distribution excluding other gains" from the method used in the Borrower's current financial statements. The Administrative Agent reserves the right to make such adjustments and changes to such change in the method of calculation for purposes of compliance with Section 7.5 as may be required by the Administrative Agent to achieve consistent comparative results.


                                   SECTION 8

                               EVENTS OF DEFAULT
                               -----------------

      8.1 EVENTS OF DEFAULT. The following events shall constitute Events of Default under this Agreement:

      (a) The Borrower shall fail to pay any principal of any Note or any Reimbursement Obligation when due in accordance with the terms thereof or hereof (including, without limitation, any mandatory prepayments which may be required under Section 2.8(b) or Section 2.8(c)); or the Borrower shall fail to pay any interest on any Note or any fees payable pursuant to
Section 2.3 of this Agreement within five days after such amount is due; or the Borrower shall fail to pay any other amount payable hereunder within ten days after notice from the Administrative Agent that such other amount is due; or

      (b) Any representation or warranty made or deemed made by the Borrower or any other Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made, provided however, that if such misrepresentation is unintentional and susceptible to cure, the Borrower or such other Loan Party, as the case may be, shall have 30 days after notice by the Administrative Agent to take such action as may be necessary to make such representation and warranty correct in all material respects; or

      (c) There shall occur an Event of Default (as defined in the Mortgages) under the Mortgages; or

      (d) The Borrower or any Loan Party shall fail (i) to perform or observe any term, covenant or agreement contained in Section 6 or Section 7 of this Agreement; provided that the failure of the Borrower to satisfy the covenant set forth in any Section of Section 7 other than Section 7.1 at the end of any calendar quarter shall not constitute an Event of Default if, within five (5) Banking Days after the delivery to the Administrative Agent of the certificate required under Section 5.1(d) the Borrower makes an optional prepayment of the Loans in accordance with Section 2.8(a) of this Agreement sufficient to cause the unsatisfied covenant or covenants, as the case may be, to be satisfied as recalculated after giving effect to such optional prepayment, including, without limitation, with respect to covenants contained in Sections 7.3, 7.4, and 7.6, a recalculation of the Interest Expense for such period; or (ii) to perform or observe any term, covenant or agreement contained in Section 5 or otherwise contained in this

Agreement (other than obligations specifically referred to elsewhere in this Section) or any Loan Document, or any other document executed by the Borrower or such Loan Party and delivered to the Administrative Agent and/or the Lenders in connection with the transactions contemplated hereby and such failure shall remain unremedied for thirty (30) consecutive calendar days after notice from the Administrative Agent of the occurrence thereof (or such shorter cure period, if any, as may be expressly prescribed in the applicable Loan Document); provided that if any such default under clause (ii) above cannot by its nature be cured within such thirty (30) day, or shorter, as the case may be, grace period and so long as the Borrower or such Loan Party, as the case may be, shall have commenced cure within such thirty (30) day, or shorter, as the case may be, grace period and shall, at all times thereafter, diligently prosecute the same to completion, the Borrower or such Loan Party, as the case may be, shall have an additional period, not to exceed one hundred and twenty (120) days, to cure such default; in no event, however, is the foregoing intended to effect an extension of the Termination Date; or

      (e) The Borrower or any Loan Party shall fail (i) to pay any recourse Indebtedness (other than the payment obligations described in clause (a) of this Section) or any Guarantee Obligation in an amount equal to or greater than Ten Million Dollars ($10,000,000) when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), or (ii) to perform or observe any material term, covenant, or condition under any agreement or instrument relating to any such Indebtedness or Guarantee obligation, when required to be performed or observed, if the effect of either such failure to perform or observe is to accelerate, or to permit the acceleration of, after the giving of notice or the lapse of time, or both, the maturity of such Indebtedness, or Guarantee Obligation or any such Indebtedness or Guarantee Obligation shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled or otherwise required prepayment), prior to the stated maturity thereof; or

      (f) (i) The Borrower, any Loan Party or any other Affiliate of the Borrower to which other Affiliate One Hundred Twenty-Five Million Dollars ($125,000,000) or more of Gross Asset Value is attributable (the Borrower, the Loan Parties and any such other Affiliate being collectively referred to as the "Obligors"; each "Obligor"), shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any such Affiliate of the Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any such Affiliate of the Borrower any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any such Affiliate of the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any such Affiliate of the Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any such Affiliate of the Borrower shall generally not or shall admit in writing its inability to, pay its debts as they become due; or

      (g) one or more judgments, decrees or orders for the payment of money in excess of Ten Million Dollars ($10,000,000) in the aggregate shall be entered against the Borrower or any Loan Party, and any such judgments, decrees or orders shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied or stayed or bonded pending appeal; or

      (h) At any time URB is not a qualified real estate investment trust under Sections 856 through 860 of the Code or is not listed on the New York Stock Exchange, the American Stock Exchange or NASDAQ; or

      (i) At any time this Agreement will give rise to a non-exempt prohibited transaction within the meaning of ERISA or the Code with respect to the Lenders or the Administrative Agent as a result of the Borrower being treated as a "plan asset" for ERISA purposes within the meaning of C.F.R. Section 2510.3-101; or

      (j) The Management Company, the Borrower or URB shall not be providing property management and leasing services to the Brandon Town Center Property and the Brandon Plaza Property without the prior written consent of the Required Lenders; or

      (k) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, is reasonably likely to have a Material Adverse Effect; or

      (l) (i) Any of the Security Documents shall cease, for any reason, to be in full force and effect, or the Borrower or any other Loan Party which is a party to any of the Security Documents shall so assert or
(ii) the Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

      (m) Any Guarantee shall cease, for any reason, to be in full force and effect or any Guarantor shall so assert, or any Guarantor shall be in default under any Guarantee beyond the giving of any notice if required and the expiration of any grace period if applicable; or

      (n) The Borrower shall fail to deliver to the Administrative Agent within five (5) days after the same is due, either (i) a Borrowing Base Certificate required under Section 5.1(1) or (ii) a Certificate required under Section 5.1(d).

      8.2 REMEDIES. If an Event of Default shall occur, then, and in any such event, (a) if such event is an Event of Default specified in clause (i) or (ii) of clause (f) of Section 8.1 with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and the other Loan Documents shall immediately become due and payable, and
(b) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

      With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the L/C Participants, a security interest in such cash collateral to secure all obligations of the Borrower under this Agreement and the other Loan Documents. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the Notes. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the Notes shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower. The Borrower shall execute and deliver to the Administrative Agent, for the account of the Issuing Bank and the L/C Participants, such further documents and instruments as the Administrative Agent may request to evidence the creation and perfection of the security interest in such cash collateral account.

                                   SECTION 9

                           THE ADMINISTRATIVE AGENT
                           ------------------------

      9.1 APPOINTMENT. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

      9.2 DELEGATION OF DUTIES. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The
Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

      9.3 EXCULPATORY PROVISIONS. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person's own gross negligence or willful misconduct), (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder or for the perfection or priority of any Lien securing the Obligations or (c) liable or responsible to the Borrower on account of the failure of any Lender to perform its obligations hereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

      9.4 RELIANCE BY ADMINISTRATIVE AGENT. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Except as otherwise expressly provided hereunder, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

      9.5 NOTICE OF DEFAULT. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, subject to the requirements of Sections 8.2 and 9.13 hereof and provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders. In no event shall the Administrative Agent be required to take any such action which it determines to be contrary to law.

      9.6 NON-RELIANCE ON ADMINISTRATIVE AGENT AND OTHER LENDERS. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or expressly requested by any Lender in writing, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrower. The Administrative Agent shall not be required to file this Agreement, any other Loan Document or any document or instrument referred to herein or therein, for record or give notice of this Agreement, any other Loan Document or any document or instrument referred to herein or therein, to anyone.

      9.7 INDEMNIFICATION. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower, if any, to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Commitment Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent's gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

      9.8 ADMINISTRATIVE AGENT IN ITS INDIVIDUAL CAPACITY. The Administrative Agent and its Affiliates may make loans to, accept deposits from, and generally engage in any kind of business with the Borrower as though the Administrative Agent were not the Administrative Agent hereunder and under the other Loan Documents. With respect to its Loans made or renewed by it and any Note issued to it and with respect to any Letter of Credit issued or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

      9.9 SUCCESSOR ADMINISTRATIVE AGENT. The Administrative Agent may resign as Administrative Agent upon 10 days' notice to the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Borrower, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under-this Agreement and the other Loan Documents.

      9.10 TRANSFER OF AGENCY FUNCTION. The Administrative Agent may at any time or from time to time transfer its functions as the Administrative Agent hereunder to any of its offices wherever located in the United States, provided that the Administrative Agent shall promptly notify the Borrower and the Lenders thereof.

      9.11 AUTHORITY OF ADMINISTRATIVE AGENT. As between the Administrative Agent and the Borrower, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and the Borrower shall not be under any obligation to make any inquiry respecting such authority.

      9.12 OTHER AGENTS. The Syndication Agent, the Documentation Agent and the Co-Lead Arrangers, in such respective capacities, shall have no duties or responsibilities, and shall incur no liability, under this Agreement or the other Loan Documents.

      9.13   ENFORCEMENT PROCEDURES.

      (a) Promptly after the Administrative Agent acquires actual knowledge that an Event of Default has occurred, the Administrative Agent shall evaluate the circumstances of such Event of Default, its impact on the Borrower and the courses of action available to the Lenders. Unless expressly directed in writing to the contrary by the Required Lenders, the Administrative Agent is expressly authorized to discuss such Event of Default and possible resolutions with the Borrower and to refrain from exercising any rights and remedies while conducting such evaluation, provided that the Administrative Agent shall not enter into any written forbearance agreement with the Borrower without the prior consent of the Required Lenders.

      (b) The Administrative Agent shall, upon completing such evaluation, forward to each Lender a written proposal outlining the course of action that the Administrative Agent is recommending. Each Lender shall either approve or disapprove of the Administrative Agent's proposal by written notice to the Administrative Agent as set forth in this Agreement. The failure of any Lender to respond in writing to the Administrative Agent's request within ten (10) Banking Days of receipt thereof shall be deemed an approval by such lender of the Administrative Agent's request. Any response from a Lender that contains any conditions or qualifications to the Administrative Agent's proposal shall be deemed a direction by such Lender to the Administrative Agent not to proceed with the Administrative Agent's proposal unless and until the number of Lenders required hereunder in light of the nature of such proposal have agreed upon such conditions or qualifications.

      (c) If the requisite number of Lenders so approve the Administrative Agent's proposal, or are deemed to so approve the Administrative Agent's proposal by failing to respond within such period, the Administrative Agent shall seek to implement such proposal in due course in the same manner the Administrative Agent generally implements similar proposals for loans held for its own account. If either (i) the Administrative Agent's proposal is not so approved and no alternative is approved within a reasonable time thereafter or (ii) the proposal is approved but the Administrative Agent is unable to accomplish the goals of such proposal within any time period described therein (or if no such time period is specified therein, within a period of time deemed reasonable by the Administrative Agent), the Administrative Agent is authorized in each such case, after so notifying the Lenders in writing, unless the Required Lenders direct otherwise, to proceed to exercise the rights and remedies granted to the Lenders by the Loan Documents or under law with respect to acceleration of the Obligations, appointment of a receiver, foreclosure of and realization on the Mortgages and the other Loan Documents and action on the Limited Recourse Guarantees but Administrative Agent shall be obligated to promptly commence such a procedure if so required in writing by the Required Lenders. The Lenders acknowledge that the Administrative Agent's right to take enforcement action shall not obligate the Administrative Agent to commence immediately any specific enforcement procedure.

      (d) Each Lender agrees that it shall subscribe to and accept its Commitment Percentage of the ownership interests in any entity organized to hold title to the Collateral Properties and each such Lender agrees that the nature of such entity shall be determined by the Required Lenders, subject to each Lender's right to hold its interests in such entity in, and assign such interests to, any affiliate of such Lender or any other entity required by laws or regulations governing such Lender. The Administrative Agent is hereby authorized to act for and on behalf of the Lenders in all day-to-day matters with respect to the exercise of rights described herein such as the supervision of attorneys, accountants, appraisers or others acting for the benefit of all of the Lenders in connection with litigation, foreclosure, realization of all or any security given as collateral for the Obligations or other similar actions.

      (e) If the Lenders acquire the Collateral Properties either by foreclosure or deed in lieu of foreclosure, then the Lenders agree to negotiate in good faith to reach agreement in writing relating the ownership, operation, maintenance, marketing, and sale of such Collateral Properties. The Lenders agree that such agreement shall be consistent with the following:

             (i) The Collateral Properties will not be held as a long term investment but will be marketed in an attempt to sell the Collateral Properties in a time period consistent with the regulations applicable to national banks for owning real estate. Current appraisals of the Collateral Properties shall be obtained by the Administrative Agent from time to time during the ownership period at the Lenders' expense (without diminishing or releasing any obligation of the Borrower to pay for such costs) and an appraised value shall be established and updated from time to time based on such appraisals.

             (ii) Certain decision-making with respect to the day to day operations of the Properties will be delegated to management and leasing agents. All agreements with such management and leasing agents will be subject to the approval of the Required Lenders. All material decisions reserved to the owner in such agreements will also be subject to the approval of the Required Lenders. The day to day supervision of such agents shall be done by the Administrative Agent.

             (iii) Except as provided in the following sentences, all decisions as to whether to sell the Collateral Properties shall be subject to the approval of all the Lenders. Notwithstanding the foregoing, the Lenders agree that if the Administrative Agent receives a bona fide "all cash" offer from an entity not affiliated with the Borrower or any Lender for the purchase of any of the Collateral Properties and such offer equals or exceeds ninety percent (90%) of the most recent appraised value of such Collateral Property as established by an appraisal prepared in accordance with the standards established in this Agreement that has been completed within six months of such offer, then the Administrative Agent shall give written notice of such offer to the Lenders and request their approval for a sale at such price. If any Lender fails to respond in writing approving or disapproving such request within ten (10) Banking Days of receipt of such request shall be deemed to be an approval by such lender of a sale at such price. If the Required Lenders approve of such a sale (or are deemed to approve of such a dale) then the Administrative Agent, acting on behalf of the Required Lenders, is irrevocably authorized to accept such offer on behalf of all the Lenders.

             (iv) All expenses incurred by the Administrative Agent and Lenders in connection with the ownership, operation, maintenance, marketing and sale of the Collateral Properties shall be allocated among the Lenders pro rata in accordance with their respective Commitment Percentages.

             (v) All expenditures and other actions taken with respect to the Collateral Properties shall at all times be subject to the regulations
and requirements pertaining to national banks applicable thereto.   Without
limiting the generality of the foregoing, all necessary approvals from regulatory authorities in connection with any expenditure of funds by the Lenders shall be a condition to such expenditure.

                                  SECTION 10

                                 MISCELLANEOUS
                                 -------------

      10.1 AMENDMENTS AND WAIVERS. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided that no such waiver and no such amendment, supplement or modification shall (a) reduce the amount or extend the scheduled date of maturity of any Loan or of any installment thereof, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender's Commitment, in each case without the consent of each Lender affected thereby, or (b) amend, modify or waive any provision of this Section, Section 8.2 or Section 9.13 or reduce the percentage specified in the definition of Required Lenders or Majority Lenders, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents or release any of the Collateral (other than in accordance with Section 2.8(c) of this Agreement), in each case without the written consent of all the Lenders, or (c) amend, modify or waive any provision of
Section 9 without the written consent of the then Administrative Agent.
Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

      10.2 NOTICES. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) when delivered by hand, (b) in the case of overnight courier service with guaranteed next Banking Day delivery, one day after delivery to such overnight courier service, or (c) three (3) days after being deposited in the mail, postage prepaid, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in
Schedule 10 in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

      The Borrower:      Urban Shopping Centers, L.P.
                         900 North Michigan Avenue
                         Suite 1500
                         Chicago, Illinois 60611

      Attention:         Chief Financial Officer

      with a copy to:    Urban Shopping Centers, Inc.
                         900 North Michigan Avenue
                         Suite 1500
                         Chicago, Illinois 60611

      Attention:         General Counsel

                         and

                         Katten Muchin & Zavis
                         525 West Monroe Street
                         Suite 1600
                         Chicago, Illinois 60661

      Attention:         Ira J. Swidler, Esq.

      The Adminis-
      trative Agent:     Bank One, NA
                         1 Bank One Plaza
                         Mail Suite IL-0315
                         Chicago, Illinois  60670

      Attention:         Lynn M. Braun

      with a copy to:    Sonnenschein Nath & Rosenthal
                         8000 Sears Tower
                         Chicago, Illinois  60606

      Attention:         Patrick G. Moran, Esq.

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Section 2.2, 2.4, 2.8, 2.9 or 2.14 shall not be effective until received.

      10.3 NO WAIVER; CUMULATIVE REMEDIES. Any advance of proceeds of the Loans made without the fulfillment by the Borrower of all of the conditions precedent thereto, whether or not known to the Administrative Agent and the Lenders shall not constitute a waiver of the requirement that all conditions, including the non-performed conditions, shall be required with respect to all future advances. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

      10.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the-making of the Loans hereunder.

      10.5 PAYMENT OF EXPENSES AND TAXES. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and fees and disbursements in connection with the preparation of appraisals, environmental reports and engineering reports with reference to the Collateral Properties, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and
(d) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to (i) any claims by brokers due to acts or omissions of the Borrower and (ii) the execution, delivery, enforcement and performance of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Consolidated Businesses or any of the Collateral Properties (all the foregoing in this clause (d), collectively, the "indemnified liabilities"), provided, that the Borrower shall have no obligation hereunder to the Administrative Agent or any Lender with respect to (i) costs related to the administration of the Loans or (ii) indemnified liabilities arising from (a) the gross negligence or willful misconduct of the Administrative Agent or any such Lender or
(b) legal proceedings commenced against the Administrative Agent or any such Lender by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

      10.6   SUCCESSORS AND ASSIGNS; PARTICIPATIONS AND ASSIGNMENTS.

      (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

      (b) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents, provided that no such participation shall be for less than $5,000,000 or the remaining unparticipated portion of such Lender's Loans, whichever is less. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17, 2.18 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.17, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

      (c) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time and from time to time assign to any Lender or any affiliate thereof or, with the consent of the Borrower (which shall not be unreasonably withheld) and the Administrative Agent (which shall not be unreasonably withheld), to an additional bank or financial institution (an "Assignee"), all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, substantially in the form of Exhibit H (an "Assignment and Acceptance") executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Administrative Agent and the Borrower) and delivered to the Administrative Agent for its acceptance and recording in the Register. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). A fee of $3,500 per assignment shall be paid to the Administrative Agent by the assigning Lender. Notwithstanding any provision of this paragraph and clause (e) of this Section, (i) the consent of the Borrower shall not be required, and, unless requested by the Assignee and/or the assigning Lender, new Notes shall not be required to be executed and delivered by the Borrower, for any assignment which occurs at any time when an Event of Default shall have occurred and be continuing,
(ii) the consent of the Administrative Agent shall not be required for any assignment, and such assignment may be made by any Lender to any Person, if an Event of Default shall have occurred and six months after notice of such Event of Default shall have been given to the Borrower, such Event of Default shall be continuing and (iii) no such assignment shall be for less than $5,000,000 or such Lender's remaining Commitment whichever is less.

      (d) The Administrative Agent, on behalf of the Borrower, shall maintain at the address of the Administrative Agent referred to in
Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may (and, in the case of any Loan or other obligation hereunder not evidenced by a Note, shall) treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

      (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Administrative Agent and the Borrower), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower. On or prior to such effective date, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent (in exchange for the Note of the assigning Lender which shall be returned to the Borrower) a new Note, as the case may be, to the order of such Assignee in an amount equal to the commitment, assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Note replaced thereby.

      (f) The Borrower authorizes each Lender to disclose in confidence to any Participant or Assignee (each, a "Transferee") and any prospective Transferee, any and all financial information in such Lender's possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender's credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

      (g) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

      (h) If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 2.17.

      10.7 WAIVER OF SET-OFF. Each Lender agrees that it shall waive and forego its rights to set-off, appropriate and apply any and all deposits of money or property or any other indebtedness at any time held or owing by such lender to or for the credit or the account of the Borrower against and on account of all outstanding Obligations and all Obligations which from time to time may become due hereunder and all other obligations and liabilities of the Borrower under this Agreement. Nothing herein shall limit the rights of any Lender to so set-off, appropriate and apply such deposits against obligations of the Borrower to such Lender which are not part of the Obligations under this Agreement.

      10.8 ADJUSTMENTS. If any Lender (a "Benefitted Lender") shall at any time receive any payment of all or part of its Loans or the Reimbursement Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, pursuant to events or proceedings of the nature referred to in
Section 8.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans or the Reimbursement Obligations owing to it, or interest thereon, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loans or the Reimbursement Obligations owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

      10.9 COUNTERPARTS. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

      10.10 SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      10.11 INTEGRATION. This Agreement and the other Loan Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

      10.12 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED
IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS.

      10.13  SUBMISSION TO JURISDICTION; WAIVERS.

      (a)    The Borrower hereby irrevocably and unconditionally:

             (i) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of Illinois, the courts of the United States of America for the Northern District of Illinois, and appellate courts from any thereof;

             (ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

             (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

             (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

             (v) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

      (b) To the extent that the Borrower, the Administrative Agent or any Lender have or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower, the Administrative Agent and each Lender hereby irrevocably waives such immunity in respect of its obligations under this Agreement, the Notes and any other Loan Document.

      10.14  ACKNOWLEDGEMENTS.  The Borrower hereby acknowledges that:

      (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

      (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

      (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

      10.15 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

      10.16 DOCUMENTATION SATISFACTORY. All documentation required from or to be submitted on behalf of the Borrower in connection with this Agreement and the documents relating hereto shall be subject to the prior approval of, and be satisfactory in form and substance to, the Administrative Agent, its counsel and, where specifically provided herein, the Lenders. In addition, the persons or parties responsible for the execution and delivery of, and signatories to, all of such documentation, shall be acceptable to, and subject to the approval of, the Administrative Agent and its counsel and the Lenders.

      10.17 POSSESSION OF DOCUMENTS. Each Lender shall keep possession of its own Note. The Administrative Agent shall hold all the other Loan Documents and related documents in its possession and maintain separate records and accounts with respect thereto, and shall permit the Lenders and their representatives access at all reasonable times to inspect such Loan Documents, related documents, records and accounts.

      10.18 USURY. Anything herein to the contrary notwithstanding, the obligations of the Borrower under this Agreement and the Notes shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to a Lender limiting rates of interest which may be charged or collected by such Lender.

      10.19 TABLE OF CONTENTS; HEADINGS. Any table of contents and the headings and captions hereunder are for convenience only and shall not affect the interpretation or construction of this Agreement.

      10.20 CONFIDENTIALITY. Each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Lender is a party, (vi) to such Lender's direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (vii) when such information has become public through no act or omission of the Lenders, and (viii) permitted by
Section 10.6(f), provided that each Lender so disclosing such confidential information shall use all reasonable efforts to advise the recipients thereof of their obligations to maintain the confidentiality thereof.

      10.21  ABSOLUTE AND UNCONDITIONAL OBLIGATIONS.

      (a) The Borrower acknowledges and agrees that its obligations and liabilities under this Agreement and under the other Loan Documents shall be absolute and unconditional irrespective of: (i) any lack of validity or enforceability of any of the obligations, any Loan Documents, or any agreement or instrument relating thereto; (ii) any change in the time, manner or place of payment of, or in any other term in respect of, all or any of the obligations, or any other amendment or waiver of or consent to any departure from any Loan Documents or any other documents or instruments executed in connection with or related to the obligations; (iii) any exchange or release of any collateral, or of any other Person from all or any of the Obligations; or (iv) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Borrower or any other Person in respect of the obligations.

      (b) The obligations and liabilities of the Borrower under this Agreement and other Loan Documents shall not be conditioned or contingent upon the pursuit by any Lender or any other Person at any time of any right or remedy against the Borrower or any other Person which may be or become liable in respect of all or any part of the obligations or against any collateral or security or guarantee therefor or right of setoff with respect thereto.

      10.22 NON-RECOURSE TO URBAN LIMITED PARTNERS. Notwithstanding anything to the contrary contained in this Agreement, in any of the other Loan Documents, or in any other instruments, certificates, documents or agreements executed in connection with the Loans (all of the foregoing, for purposes of this Section, hereinafter referred to, individually and collectively, as the "Relevant Documents"), no recourse under or upon any obligation, representation, warranty, promise or other matter whatsoever shall be had against any of the constituent limited partners of the Borrower and their successors or assigns (said constituent limited partners of the Borrower and their successors or assigns for purposes of this Section, hereinafter referred to, individually and collectively, as the "Urban Limited Partners") and each Lender expressly waives and releases, on behalf of itself and its successors and assigns, all right to assert any liability whatsoever under or with respect to the Relevant Documents against, or to satisfy any claim or obligation arising thereunder against, any of the Urban Limited Partners or out of any assets of the Urban Limited Partners, provided, however, that nothing in this Section shall be deemed to: (i) release the Borrower from any personal liability pursuant to, or from any of its respective obligations under, the Relevant Documents, or from personal liability for its fraudulent actions or fraudulent omissions;
(ii) release any Urban Limited Partner from personal liability for its or his own fraudulent actions or fraudulent omissions; (iii) constitute a waiver of any obligation evidenced or secured by, or contained in, the Relevant Documents or affect in any way the validity or enforceability of the Relevant Documents; or (iv) limit the right to the Administrative Agent and/or the Lenders to proceed against or realize upon any collateral hereafter given for the Loans or any and all of the assets of the Borrower (notwithstanding the fact that the Urban Limited Partners have an ownership interest in the Borrower and, thereby, an interest in the assets of the Borrower) or to name the Borrower (or, to the extent that the same are required by applicable law or are determined by a court to be necessary parties in connection with an action or suit against the Borrower or any collateral hereafter given for the Loans, any of the Urban Limited Partners) as a party defendant in, and to enforce against any collateral hereafter given for the Loans and/or assets of the Borrower any judgment obtained by the Administrative Agent and/or the Lenders with respect to, any action or suit under the Relevant Documents so long as no judgment shall be taken (except to the extent taking a judgment is required by applicable law or determined by a court to be necessary to preserve the Administrative Agent's and/or the Lenders' rights against any collateral hereafter given for the Loans or the Borrower, but not otherwise) or shall be enforced against the Urban Limited Partners, their successors and assigns, or their assets. The Administrative Agent and the Lenders hereby acknowledge that, for purposes of this Section, the assets of the Borrower shall not include any capital account of any Urban Limited Partner in the event such account has a negative balance.






                 [Remainder of page intentionally left blank]

      10.23 RESIGNATION OF UBS. Borrower and Lenders consent and agree to the resignation of UBS as "Agent" and "Administrative Agent" under, and as defined in, the Prior Agreement effective as of the date hereof, and Lenders agree that the provisions of Section 10.7 of the Prior Agreement shall not apply to the repayment by Borrower of all amounts due to UBS, and to any other lender not continuing as a Lender hereunder, under the Prior Agreement, together with any and all interest, fees and expenses due to them thereunder. UBS and such other lenders shall be third party beneficiaries of this Section 10.23.

      10.24 BINDING EFFECT OF REQUEST FOR ADVANCE. The Borrower agrees that, by its acceptance of any advance of proceeds of the Loans under this Agreement, it shall be bound in all respects by the request for advance submitted on its behalf in connection therewith with the same force and effect as if the Borrower had itself executed and submitted the request for advance and whether or not the request for advance is executed and/or submitted by an authorized person.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                         URBAN SHOPPING CENTERS, L.P.

                         By:   Urban Shopping Centers, Inc.,
                               its general partner

                               By:
                                      ------------------------------
                               Name:  Michael Hilborn
                                      ------------------------------
                               Title: Senior Vice President
                                      ------------------------------


                         BANK ONE, NA, as Agent,
                         as Administrative Agent and as a Lender

                         By:
                               ------------------------------
                         Name:
                               ------------------------------
                         Title:
                               ------------------------------


                         DRESDNER BANK AG, New York and
                         Grand Cayman Branches, as Syndication
                         Agent and as a Lender

                         By:
                               ------------------------------
                         Name:
                               ------------------------------
                         Title:
                               ------------------------------


                         By:
                               ------------------------------
                         Name:
                               ------------------------------
                         Title:
                               ------------------------------


                         PNC BANK, NATIONAL ASSOCIATION,
                         as Documentation Agent and as a Lender

                         By:
                               ------------------------------
                         Name:
                               ------------------------------
                         Title:
                               ------------------------------


                         LASALLE BANK NATIONAL ASSOCIATION

                         By:
                               ------------------------------
                         Name:
                               ------------------------------
                         Title:
                               ------------------------------

                         COMMERZBANK AG, NEW YORK AND
                         GRAND CAYMAN BRANCHES

                         By:
                               ------------------------------
                         Name:
                               ------------------------------
                         Title:
                               ------------------------------


                         BANK OF AMERICA NATIONAL ASSOCIATION

                         By:
                               ------------------------------
                         Name:
                               ------------------------------
                         Title:
                               ------------------------------


                         HYPOVEREINSBANK

                         By:
                               ------------------------------
                         Name:
                               ------------------------------
                         Title:
                               ------------------------------


                         BAYERISCHE LANDESBANK

                         By:
                               ------------------------------
                         Name:
                               ------------------------------
                         Title:
                               ------------------------------


                         U. S. BANK NATIONAL ASSOCIATION

                         By:
                               ------------------------------
                         Name:
                               ------------------------------
                         Title:
                               ------------------------------